                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No.    )
FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

Check the appropriate box:

[X]Preliminary Proxy Statement

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

                             Rainforest Cafe, Inc.
               (Name of Registrant as Specified In Its Charter)

                             Rainforest Cafe, Inc.
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[_]No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies: Common Stock, no par value (including the associated preferred stock purchase rights)


  2) Aggregate number of securities to which transaction applies: 9,346,277 shares

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $3.25

  4) Proposed maximum aggregate value of transaction: $30,375,400.25

  5) Total fee paid: $6,075.08 (this fee is offset by the $14,879.39 fee paid in connection with the filing of the Schedule TO by Landry's Seafood Restaurants, Inc. and LSR Acquisition Corp. on September 29, 2000, in connection with the first step of the transactions of which the merger that is the subject of this proxy statement is a part)

[_]Fee paid previously with preliminary materials.

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: $14,879.39

  2) Form, Schedule or Registration Statement No.: Schedule TO

  3) Filing Party: Landry's Seafood Restaurants, Inc. and LSR Acquisition
     Corp.

  4) Date Filed: September 29, 2000

                             RAINFOREST CAFE, INC.
                             720 South Fifth Street
                            Hopkins, Minnesota 55343
                                 (612) 945-5400

                                                              November [ ], 2000
Dear Shareholder:

   You are invited to attend a Special Meeting of Shareholders of Rainforest Cafe, Inc. at Willie G's Seafood and Steak House, 1605 Post Oak Boulevard,
Houston, Texas 77056, on       , 2000, at 11:00 a.m., local time. At the
Special Meeting, you will be asked to consider and approve the merger of LSR Acquisition Corp., a wholly owned subsidiary of Landry's Seafood Restaurants, Inc., with and into Rainforest, pursuant to an Agreement and Plan of Merger dated as of September 26, 2000.

   The merger is the second and final step of Landry's acquisition of Rainforest. The first step was a tender offer by LSR Acquisition Corp. for all of the outstanding shares of common stock of Rainforest at a price of $3.25 per share, net to the seller in cash. Upon completion of the merger, each share of Rainforest common stock, other than shares held by Landry's, LSR Acquisition Corp. and dissenting Rainforest shareholders who perfect their appraisal rights, will be converted into the right to receive the same $3.25 in cash, without interest.

   The affirmative vote of holders of a majority of the shares of Rainforest common stock outstanding and entitled to vote at the Special Meeting is necessary to approve the merger proposal. Landry's owns a sufficient number of Rainforest shares to assure approval of the merger proposal at the Special Meeting and has agreed to vote all of its shares in favor of the merger proposal. As a result, the affirmative vote of other Rainforest shareholders will not be required to approve the merger proposal.

   THE BOARD OF DIRECTORS OF RAINFOREST (I) DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF RAINFOREST,
(II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND (III) UNANIMOUSLY RECOMMENDS THAT RAINFOREST'S SHAREHOLDERS APPROVE THE MERGER PROPOSAL.

   Among the factors considered by the Rainforest Board in evaluating the merger was the opinion dated September 26, 2000, of U.S. Bancorp Piper Jaffray that, as of such date, the cash consideration to be received by Rainforest shareholders pursuant to the tender offer and the merger was fair from a financial point of view to such shareholders. The written opinion of U.S. Bancorp Piper Jaffray is attached as Annex B to the enclosed proxy statement and you should read it carefully and in its entirety.

   The enclosed proxy statement provides you with a summary of the merger agreement and the merger and additional information about the parties involved. Following the approval of the merger proposal by Rainforest shareholders, the closing of the merger will occur as soon after the Special Meeting as all of the other conditions to the closing of the merger are satisfied.

   PLEASE READ THE PROXY STATEMENT CAREFULLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

                                        Sincerely,

                                        [/s/ Tilman J. Fertitta]
                                        Tilman J. Fertitta
                                        Chief Executive Officer

   This Proxy Statement is dated November [   ], 2000, and is first being
mailed to Rainforest shareholders on or about November [      ], 2000.

                             RAINFOREST CAFE, INC.
                             720 South Fifth Street
                            Hopkins, Minnesota 55343
                                 (612) 945-5400

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON [       ], 2000

                               ----------------

To the shareholders of Rainforest Cafe, Inc.:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Rainforest Cafe, Inc., a Minnesota corporation ("Rainforest"), will be held at Willie G's Seafood and Steak House, 1605 Post Oak Boulevard,
Houston, Texas 77056, on        , 2000, at 11:00 a.m., local time to consider
and vote upon the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 26, 2000, by and among Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), LSR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Landry's ("Purchaser"), and Rainforest, a copy of which is attached as Annex A to the accompanying proxy statement, and the merger contemplated thereby. This proposal is referred to in the accompanying proxy statement as the "merger proposal."

   Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of Rainforest common stock. Shareholders of record of Rainforest at the close of business on November 8, 2000 are entitled to notice of, and to vote at, the Special Meeting and at any and all adjournments or postponements thereof.

   Under Minnesota law, shareholders of Rainforest are eligible to exercise dissenters' rights in connection with the merger. A shareholder that does not vote in favor of the merger proposal and complies with other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their shares if the merger is completed. For a description of dissenters' rights and the procedures to be followed to assert them, shareholders should review Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. A copy of these provisions is included as Annex C to the accompanying proxy statement.

   THE RAINFOREST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE MERGER PROPOSAL.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          [/s/ Stephen Cohen]
                                          Stephen Cohen
                                          Secretary

 Shareholders are urged, whether or not they plan to attend the Special Meeting, to sign, date and mail the enclosed proxy card in the postage-paid envelope provided. If a shareholder who has returned a proxy attends the Special Meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the Special Meeting.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   ii
SUMMARY...................................................................    1
The Special Meeting.......................................................    1
Solicitation of Proxies...................................................    1
Dissenters' Rights........................................................    1
The Parties to the Merger.................................................    2
Board Recommendation to Rainforest's Shareholders; Rainforest's Reasons
 for the Merger...........................................................    2
Opinion of U.S. Bancorp Piper Jaffray.....................................    3
Completion of the Merger; Structure of the Merger.........................    3
Interests of Officers and Directors in the Transaction....................    3
Conditions to the Merger..................................................    3
Certain Federal Income Tax Considerations of the Merger...................    3
THE RAINFOREST SPECIAL MEETING............................................    4
Date, Time and Place of the Special Meeting...............................    4
Matters for Consideration.................................................    4
Record Date; Quorum.......................................................    4
Votes Required............................................................    4
Share Ownership of Management and Certain Shareholders....................    4
Voting and Revocation of Proxies..........................................    5
Solicitation of Proxies...................................................    5
THE MERGER................................................................    6
Background of the Transaction.............................................    6
Rainforest's Reasons for the Merger and Board Recommendation..............    9
Recommendation of the Rainforest Board of Directors.......................   10
Opinion of U.S. Bancorp Piper Jaffray.....................................   11
Interests of Officers and Directors in the Transaction....................   16
Completion and Effectiveness of the Merger................................   16
Structure of the Merger and Conversion of Rainforest Common Stock.........   16
Certain Federal Income Tax Considerations.................................   16
Accounting Treatment......................................................   17
Regulatory Approvals......................................................   17
Delisting and Deregistration of Rainforest Common Stock after the Merger..   19
Dissenters' Rights........................................................   19
CHANGE OF CONTROL.........................................................   22
SOURCE AND AMOUNT OF FUNDS................................................   22
THE TRANSACTION AGREEMENTS................................................   24
The Merger Agreement......................................................   24
Agreements with Executive Officers of Rainforest..........................   29
Agreements with other Employees of Rainforest.............................   31
BENEFICIAL OWNERSHIP OF RAINFOREST........................................   32
PROPOSALS OF SHAREHOLDERS FOR THE 2000 ANNUAL MEETING.....................   34
WHERE YOU CAN FIND MORE INFORMATION.......................................   34

ANNEX A: The Merger Agreement.............................................  A-1
ANNEX B: Fairness Opinion of U.S. Bancorp Piper Jaffray...................  B-1
ANNEX C: Sections of the Minnesota Business Corporation Act Relating to
 Dissenters' Rights.......................................................  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: With whom are we merging?

A: LSR Acquisition Corp. will merge into us. LSR Acquisition Corp. is a wholly owned subsidiary of Landry's Seafood Restaurants and was formed for the purpose of entering into a business combination transaction with Rainforest and has carried on no activities other than in connection with the acquisition of Rainforest. As a result of the proposed merger, Landry's will own all of our stock.

Q: What will I receive in the merger?

A: Our shareholders (other than Landry's, LSR Acquisition Corp. and shareholders who perfect their appraisal rights) will be entitled to receive $3.25 in cash, without interest, for each of their shares of our common stock.

Q: Do Landry's and LSR Acquisition Corp. have the financial resources to make payment?

A: Landry's has sufficient funds to provide funding for the merger. We anticipate that Landry's will obtain these funds from borrowings under an existing credit agreement.

Q: Why is the Board of Directors recommending that I vote to approve and adopt the merger proposal?

A: In the opinion of the Board of Directors, the terms and provisions of the merger agreement and the merger are fair to and in the best interests of Rainforest Cafe and our shareholders. To review the background of and reasons for the merger, see pages 6 to 10.

Q: How many votes are required to approve the merger proposal?

A: The affirmative vote of the holders of a majority of all outstanding shares of our common stock as of the close of business on November 8, 2000 (the record date) is required to approve the merger proposal. Landry's already owns such a majority of shares pursuant to a tender offer, and has agreed to vote in favor of the merger proposal. Thus, the approval of the merger proposal is assured without the vote of any other shareholder.

Q: If I am a shareholder, what do I need to do now?

A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the Special Meeting.

Q: What rights do I have if I oppose the merger?

A: Shareholders who oppose the merger may dissent from the merger and seek to receive the fair value of their shares but only if they comply with the procedures of Minnesota law explained on pages 19 to 22.

Q: When will the merger occur?

A: We plan to complete the merger as soon as possible after the Special
   Meeting, subject to the satisfaction or waiver of the conditions to the merger. Although we cannot predict exactly when all conditions will be satisfied, we hope to complete the merger promptly following the Special Meeting.

Q: When can I expect to receive the merger consideration for my shares?

A: Landry's will send payment of the merger consideration to you as promptly as practicable following the completion of the merger and the exchange agent's receipt of your properly completed letter of transmittal, Rainforest stock certificates and other required documents. Landry's will issue a press release once the merger has been completed.

Q: When should I send in my stock certificates?

A: In order to receive the merger consideration as promptly as practicable following the completion of the merger, the payment agent must receive your validly completed letter of transmittal together with your Rainforest stock
   certificates by 5:00 p.m., New York City time, on [    ], 2000.

Q: How do I vote?

A: Just indicate on your proxy card how you want to vote your shares and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. The board of directors of Rainforest unanimously recommends a vote FOR the approval of the merger proposal.

Q: If my shares are held in "street" name by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided by your broker. Without instructions, any of your shares held in "street" name by your broker will not be voted and the effect will be the same as a vote against the merger proposal.

Q: Can I change my vote?

A: Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. You can do so in several different ways:

    . First, you can send a written notice stating that you would like to revoke your proxy to Rainforest at the address listed below.

    . Second, you can complete a new proxy card and send it to Rainforest and the new proxy card will automatically replace any earlier dated proxy card that you returned to Rainforest.

    .  Third, you can attend the Special Meeting and vote in person.

  You should send any notice of revocation or your completed new proxy card to Rainforest at the following address:

     Rainforest Cafe, Inc.
     c/o Wells Fargo Shareowner Services
     161 North Concord Exchange
     South St. Paul, Minnesota 55075-0538

Q: What are the tax consequences of the merger to me?

A: Your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign income tax purposes as well. To review the tax consequences in greater detail, see the section entitled "THE MERGER--Certain Federal Income Tax Considerations" on page 16. The tax consequences of the merger to you will depend entirely upon your own financial and tax situation. You should consult your tax and legal advisors for a full understanding of the tax consequences of the merger to you.

Q: Who should I call with questions?

A: If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact the following proxy solicitor:

   Innisfree M&A Incorporated

   By mail:

     Innisfree M&A Incorporated
     501 Madison Avenue, 20th Floor
     New York, NY 10022

   By telephone, toll free, at:

     (888) 750-5834

   You can also call the Investor Relations Department of Rainforest at (612) 945-5400.

                                    SUMMARY

   The following is a summary of material information contained elsewhere in this Proxy Statement. This Summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or incorporated by reference in this Proxy Statement or in the documents attached as Annexes hereto. Each shareholder is urged to give careful consideration to all the information contained in this Proxy Statement and the Annexes before voting. References in this Proxy Statement to "Landry's" and "Rainforest" include their respective subsidiaries unless the context otherwise requires.

The Special Meeting (see pages 4 to 5)

   Matters To Be Considered at the Special Meeting. The Special Meeting is scheduled to be held at Willie G's Seafood and Steak House, 1605 Post Oak
Boulevard, Houston, Texas 77056, on       , 2000 at 11:00 a.m., local time. At
the Special Meeting, shareholders will consider and vote upon the merger proposal. See "THE SPECIAL MEETING--Matters for Consideration".

   Record Date and Voting. The record date for the Special Meeting is the close of business on November 8, 2000. At the close of business on the record date, there were approximately [ ] shares of common stock outstanding, each of which is entitled to one vote. The presence, either in person or by proxy, of a majority of the outstanding shares of common stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum is present. Because the shares of Rainforest common stock owned by Landry's will be present at the Special Meeting and constitute a majority of the outstanding shares, the presence of a quorum at the Special Meeting is assured. See "THE SPECIAL MEETING--Record Date; Quorum" and "THE SPECIAL MEETING--Voting and Revocation of Proxies".

   Vote Required; Revocability of Proxies. Approval of the merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Because the shares of Rainforest common stock owned by Landry's will be present at the Special Meeting and voted in favor of the merger proposal, the approval of the merger proposal is assured.

   The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a shareholder (including broker non-votes) will have the same effect as a vote "AGAINST" the merger proposal. See "THE SPECIAL MEETING--Voting and Revocation of Proxies".

   The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Secretary of Rainforest a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or
(iii) attending the Special Meeting and voting in person. See "THE SPECIAL MEETING--Voting and Revocation of Proxies".

Solicitation of Proxies (see page 5)

   Rainforest will bear the costs of soliciting proxies from shareholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. See "THE SPECIAL MEETING--Solicitation of Proxies".

Dissenters' Rights (see pages 19 to 22)

   Under Minnesota law, Rainforest shareholders have the right to dissent from the merger and obtain payment for the fair value of their shares of Rainforest common stock in connection with the merger. A full discussion of these dissenters' rights is included on pages 19 through 22 and the relevant provisions of the Minnesota Business Corporation Act are included as Annex C to this Proxy Statement.

The Parties to the Merger

Landry's Seafood Restaurants, Inc.
1400 Post Oak Blvd., Suite 1010
Houston, Texas 77056
(713) 850-1010

   Landry's owns and operates full-service, mid-priced, casual dining, seafood restaurants located in 26 states, under the names "Joe's Crab Shack," "Landry's Seafood House," and "Crab House." As of September 1, 2000, Landry's operated 160 full service restaurants, including 104 Joe's Crab Shack division restaurants, 41 Landry's Seafood House division restaurants and 15 Crab House restaurants. In addition, Landry's operates three limited-menu take-out service units.

LSR Acquisition Corp.
1400 Post Oak Blvd., Suite 1010
Houston, Texas 77056
(713) 850-1010

   LSR Acquisition Corp. is a wholly owned subsidiary of Landry's. LSR Acquisition Corp. was formed for the purpose of entering into a business combination transaction with Rainforest and has not carried on any activities other than in connection with the acquisition of Rainforest.

Rainforest Cafe, Inc.
720 South Fifth Street
Hopkins, Minnesota 55343
(612) 945-5400

   Rainforest owns, operates, and licenses themed restaurant/retail facilities under the name "Rainforest Cafe--A Wild Place to Shop and Eat(R)." As of November 6, 2000, Rainforest owned and operated 28 restaurants in the United States and licensed twelve restaurants outside of the United States. Rainforest Cafe restaurants range in size from the initial 15,000 square foot restaurant which opened on October 3, 1994 in the Mall of America in Bloomington, Minnesota, to the 34,000 square foot restaurant located at Disney's Animal Kingdom at Walt Disney World in Orlando, Florida. In addition to operations in the United States, Rainforest has entered into seven exclusive license agreements to develop up to 28 restaurants, of which eleven are currently open, over the next ten years in the United Kingdom and Ireland, Mexico, Canada, France, and certain cities in Asia and South America.

Board Recommendation to Rainforest's Shareholders; Rainforest's Reasons for the Merger (see pages 9 to 10)

   A committee of disinterested directors of the Board and the Board have determined that the merger agreement and the merger are fair to, and in the best interest of, Rainforest Cafe and its shareholders, have approved the merger agreement and the merger and recommend that shareholders approve the merger proposal.

   In determining to approve the merger agreement and the transactions contemplated thereby, including the tender offer and merger, and to recommend that shareholders approve the merger proposal, the Board of Directors considered a number of factors, as more fully described under "THE MERGER-- Background of the Transaction" and "THE MERGER--Rainforest's Reasons for the Merger and Board Recommendation".

Opinion of U.S. Bancorp Piper Jaffray (see pages 11 to 16).

   In reaching their decision to approve the merger agreement and the transactions contemplated thereby, including the tender offer and merger, Rainforest's board of directors considered an opinion dated September 26, 2000 of U.S. Bancorp Piper Jaffray that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the $3.25 per share in cash to be received by the holders of common stock in the offer and the merger was fair from a financial point of view to such holders. This opinion is attached as Annex B to this Proxy Statement and you are encouraged to read it carefully and in its entirety.

   Rainforest has paid U.S. Bancorp Piper Jaffray $25,000 upon execution of an engagement letter and $275,000 for U.S. Bancorp Piper Jaffray having delivered its opinion to the Rainforest Board, and Rainforest has agreed to pay an additional $200,000 upon consummation of the merger. The U.S. Bancorp Piper Jaffray opinion is based on information available to U.S. Bancorp Piper Jaffray on the date of its opinion. Events occurring after that date could materially affect the assumptions used in preparing its opinion and could alter its opinion if the opinion were rendered as of a different date. See "THE MERGER-- Opinion of U.S. Bancorp Piper Jaffray."

Completion of the Merger; Structure of the Merger (see page 16)

   Subject to the satisfaction of the remaining conditions to the merger, as soon as practicable after the merger proposal is approved, Landry's will acquire, by means of a merger, all of the outstanding shares of Rainforest common stock (other than shares held by Landry's and LSR Acquisition Corp. and other than shares as to which dissenters' rights have been properly perfected) in exchange for $3.25 in cash, without interest. As a result of the merger, Rainforest will become a wholly owned subsidiary of Landry's and holders of Rainforest shares will have no continued equity interest in, and will not share in future earnings of, the surviving corporation.

   The merger agreement is attached as Annex A to this Proxy Statement. We encourage you to read this document carefully as it is the legal document that governs the merger.

Interests of Officers and Directors in the Transaction (see page 16)

   Certain officers and directors of Landry's and Rainforest may have interests in the merger that are different from or in addition to your interests as a shareholder. For example, certain of our employees have entered into agreements relating to their employment following the consummation of the merger. See "THE TRANSACTION AGREEMENTS--Agreements with Executive Officers of Rainforest" and "THE TRANSACTION AGREEMENTS--Agreements with Other Employees of Rainforest" and "BENEFICIAL OWNERSHIP OF RAINFOREST".

Conditions to the Merger (see page 28)

   Consummation of the merger is subject to various conditions, including, among others, (i) the approval of the merger by the requisite vote of Rainforest shareholders, (ii) the absence of any law, court order or injunction prohibiting the merger, (iii) the receipt by Rainforest of all material third party contractual consents, and (iv) the absence of any events that could reasonably be expected to have any material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Rainforest. See "THE TRANSACTION AGREEMENTS--The Merger Agreement--Conditions to the Merger" and "THE TRANSACTION AGREEMENTS-- The Merger Agreement--Additional Conditions to Obligations of Purchaser to the Merger".

Certain Federal Income Tax Considerations of the Merger (see pages 16 to 17)

   If the merger is consummated, the exchange of shares by a shareholder for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986, as amended. Because of the complexities of tax laws, shareholders are advised to consult their own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

                         THE RAINFOREST SPECIAL MEETING

Date, Time and Place of the Special Meeting

   This Proxy Statement is being furnished to Rainforest shareholders in connection with the solicitation of proxies by Rainforest from holders of shares of Rainforest common stock for use at a Special Meeting of Shareholders to be held at Willie G's Seafood and Steak House, 1605 Post Oak Boulevard,
Houston, Texas 77056, at 11:00 a.m. (local time) on      , 2000 and at any
adjournments or postponements thereof.

Matters for Consideration

   At the Special Meeting, Rainforest shareholders will be asked to consider and vote upon the merger proposal. Approval of the merger proposal by the shareholders of Rainforest is a condition to Rainforest's participation in the merger.

   THE BOARD OF DIRECTORS OF RAINFOREST (I) DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF RAINFOREST,
(II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND (III) UNANIMOUSLY RECOMMENDS THAT RAINFOREST'S SHAREHOLDERS APPROVE THE MERGER PROPOSAL.

   Other than the merger proposal, Rainforest does not expect to ask the shareholders of Rainforest to vote on any other matters at the Special Meeting.

Record Date; Quorum

   The Rainforest board of directors has fixed the close of business on November 8, 2000, as the record date for the determination of the holders of shares of Rainforest common stock entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the votes entitled to be cast by holders of all the outstanding shares of Rainforest common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Because the shares of Rainforest common stock owned by Landry's will be present at the Special Meeting and voted in favor of the merger proposal, the presence of a quorum at the Special Meeting is assured.

Votes Required

   Each Rainforest shareholder of record as of the record date is entitled to one vote at the Special Meeting for each share of Rainforest common stock held. The affirmative vote of the holders of a majority of the shares of Rainforest common stock outstanding on the record date is required to approve the merger proposal.

   Landry's owns a sufficient number of Rainforest shares to assure approval of the merger proposal at the Special Meeting and intends to vote all of its shares in favor of the merger proposal. As a result, the affirmative vote of other Rainforest shareholders will not be required to approve the merger proposal.

   On the record date, there were [ ] shares of Rainforest common stock outstanding and entitled to vote at the Special Meeting and approximately [ ] record holders of shares of Rainforest common stock.

Share Ownership of Management and Certain Shareholders

   As of the close of business on the record date, Landry's beneficially owned 13,484,811 shares of Rainforest common stock (collectively representing approximately 59.1% of the voting power of Rainforest common stock). Landry's has agreed to vote for approval of the merger proposal.

   As of November 1, 2000, Rainforest's directors and executive officers and their affiliates may be deemed to be the beneficial owners of 2,417,081 shares of Rainforest common stock (collectively representing approximately 10.6% of the voting power of Rainforest common stock). The executive officers and directors of Rainforest have indicated that they will also vote for approval of the merger proposal.

Voting and Revocation of Proxies

   Shares of Rainforest common stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions given therewith. If a proxy is submitted without indicating any voting instructions, shares of Rainforest common stock represented by the proxy will be voted for the merger proposal.

   Abstentions may be specified with respect to the merger proposal. Shares of Rainforest common stock represented at the Special Meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the Special Meeting for purposes of determining whether or not a quorum is present for the transaction of all business.

   For voting purposes at the Special Meeting, shares of Rainforest common stock voted in favor of the merger proposal and shares of Rainforest common stock in respect of which proxies not containing voting instructions have been received will be counted as votes in favor of the merger proposal. The failure to submit a proxy or the abstention from voting will have the same effect as a vote against the merger proposal.

   Under Minnesota law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining whether or not a quorum is present for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" will have the same effect as votes against the merger proposal.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Rainforest, prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of Rainforest proxies should be addressed to Rainforest Cafe, Inc., c/o Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075-0538.

Solicitation of Proxies

   Rainforest will bear its own costs of solicitation of proxies and the cost of preparing, printing and mailing this Proxy Statement to its shareholders. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Landry's and Rainforest, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Rainforest, personally or by telephone, facsimile or other forms of communication. In addition, Rainforest has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. The fees to be paid to such firm for such services by Rainforest are not expected to exceed $15,000, plus reasonable out-of-pocket costs and expenses.

   YOU SHOULD NOT SEND ANY STOCK CERTIFICATES REPRESENTING SHARES OF RAINFOREST COMMON STOCK WITH YOUR PROXY. INSTEAD, STOCK CERTIFICATES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL TO THE ADDRESS SPECIFIED THEREON.

                                   THE MERGER

Background of the Transaction

 The February 2000 Transaction

   On February 9, 2000, Rainforest, LSR Acquisition Corp. and Landry's executed an agreement and plan of merger (the "February Agreement"), pursuant to which Rainforest was to be merged with and into Landry's. Under the terms of the February Agreement, each share of Rainforest common stock would have been exchanged, pursuant to an election by each Rainforest shareholder, into 0.5816th of a share of Landry's common stock or the right to receive $5.23 in cash (in each case, subject to proration). The Rainforest common stock that would have been converted into Landry's common stock and cash would have equaled, as nearly as practicable, 65% and 35%, respectively, of the then outstanding Rainforest common stock. For a description of the February Agreement, the negotiations which took place in connection therewith and the transactions contemplated thereby, please see the sections "THE MERGER-- Background of the Transaction" and "THE MERGER AGREEMENT" contained in the Proxy Statement/Prospectus which forms a part of Amendment No. 1 to Landry's Registration Statement on Form S-4 (Reg. No. 333-31864) dated March 14, 2000 (the "Registration Statement"). The February Agreement has been included as Annex A to the Proxy Statement/Prospectus which constitutes a part of the Registration Statement.

   Following the announcement of the February Agreement, the State of Wisconsin Investment Board and other institutional investors commenced a campaign against the proposed transaction. Although more than a majority of the Rainforest shares which were voted in connection with the February Agreement were in fact voted in favor of the proposed transaction, the requisite vote to approve the transaction was not obtained. The February Agreement was consequently terminated on April 26, 2000 pursuant to a termination agreement entered into among Landry's, LSR Acquisition Corp. and Rainforest. The termination agreement has been included as an exhibit to Landry's Current Report on Form 8-K filed with the SEC on May 11, 2000.

   In connection with the transactions contemplated by the February Agreement, Landry's had entered into a stockholder agreement with Steven Schussler and Lyle Berman, each an executive officer and director of Rainforest. The stockholder agreements provided for, among other things, Messrs. Berman and Schussler voting for the transactions contemplated by the February Agreement, granting proxies in respect of their Rainforest shares to Landry's, and a waiver of any dissenters' rights they may have had in connection with the merger contemplated by the February Agreement. These stockholder agreements terminated on April 26, 2000 concurrently with the termination of the February Agreement. For a description of the stockholder agreements, please see the section "THE STOCKHOLDER AGREEMENTS" contained in the Proxy Statement/Prospectus which forms a part of the Registration Statement. The stockholder agreements are attached as exhibits to the Schedule 13D filed with respect to Rainforest by Landry's on February 8, 2000.

   In connection with the transactions contemplated by the February Agreement, Landry's had also entered into an employee termination, consulting and non-competition agreement with each of Steven Schussler, Lyle Berman, Kenneth Brimmer and Ercument Ucan, each of whom was an executive officer and director of Rainforest at such time. These employee termination, consulting and non-competition agreements provided for, among other things, payments in an amount equal to $1.5 million being received by each such person in consideration for such person's waiving certain options for Rainforest common stock, providing consulting services to Landry's and such person's agreeing to be bound by certain noncompetition, nonsolicitation and nondisclosure provisions. These employee termination, consulting and non-competition agreements terminated on April 26, 2000 concurrently with the termination of the February Agreement. For a description of the employee termination, consulting and non-competition agreements, please see the section "THE EMPLOYEE TERMINATION, CONSULTING AND NON-COMPETITION AGREEMENTS" contained in the Proxy Statement/Prospectus which forms a part of the Registration Statement. The employee termination, consulting and non-competition agreements are attached as exhibits to the Registration Statement.

   To examine or obtain copies of the aforementioned Form 8-K's and Schedule 13D or any of the foregoing documents which have been attached as an annex or exhibit to the Registration Statement, see "WHERE TO OBTAIN MORE INFORMATION".

 Present Transaction

   On various occasions commencing in June 2000 and thereafter, Tilman J. Fertitta, the President and Chief Executive Officer of Landry's, and Lyle Berman, President of Rainforest, and Ken Brimmer, a director of Rainforest, discussed general matters relating to a second possible transaction between Landry's and Rainforest, including the results of the transaction contemplated by the February Agreement, developments concerning Rainforest's business, and the change of control agreements and the change of control policy adopted by Rainforest with respect to its employees.

   Discussions followed between representatives of Landry's and Rainforest regarding a second possible transaction in August 2000, including discussion related to the change of control agreements and policy adopted by Rainforest. On August 25, 2000, Maslon Edelman Borman & Brand LLP, counsel to Rainforest, provided Landry's with drafts of a form of amended and restated change of control agreement, two forms of severance agreements and a form of relocation agreement (collectively, "severance agreements") to be entered into with specified Rainforest employees. The severance agreements are intended to modify the terms of the change of control agreements and policy applicable to Rainforest employees.

   On August 28, 2000, the board of directors of Rainforest formed a committee (the "Special Committee") of disinterested Rainforest directors in accordance with applicable provisions of the Minnesota Business Corporation Act ("MBCA") relating to business combinations, control share acquisitions and director conflicts of interest to consider a possible transaction with Landry's and appointed Mr. Joel Waller, a Rainforest director, as a member of such committee. On September 1, 2000, Mr. Sheldon Jacobs was appointed as a director of Rainforest by the Rainforest board and, as a disinterested director meeting the applicable requirements under the MBCA, was added as a member of the Special Committee.

   On September 1, 2000, Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Landry's in connection with the proposed transaction, provided Rainforest's legal advisors with a draft merger agreement.

   On September 7, 2000, Landry's legal advisors provided Rainforest's counsel with initial comments to the forms of severance agreements to be used with respect to Rainforest employees.

   On September 8, 2000, Landry's and Rainforest's respective counsel had discussions relating to issues raised by the draft merger agreement. Also on such date, representatives of Landry's sent a due diligence request to Rainforest.

   On September 18, 2000, Steven L. Scheinthal, Landry's Vice President of Administration and General Counsel, and Paul S. West, Landry's Vice President of Finance and Chief Financial Officer, traveled to Minneapolis, Minnesota to meet with certain executive officers of Rainforest to perform legal and financial due diligence on Rainforest and to negotiate the terms of a second possible transaction between Landry's and Rainforest. Messrs. Scheinthal and West returned to Landry's headquarters on September 22, 2000.

   On September 19, 2000, Landry's and Rainforest entered into a customary confidentiality agreement with respect to the diligence information subsequently exchanged between them.

   Also on September 19, 2000, drafts of forms of employee termination, consulting and non-competition agreements (the "non-competition agreements") to be entered into with Messrs. Berman, Schussler and Ucan were distributed to all relevant parties in order to begin the process of negotiating such agreements.

   Representatives of Landry's and Rainforest met in Minneapolis from September 19 through September 22, 2000 to continue negotiations relating to the merger agreement, the tender offer, the merger, the forms of severance agreements and the non-competition agreements.

   On September 22, 2000, there was a telephonic meeting of the Landry's board of directors to update the directors on the negotiations with Rainforest and the state of the proposed transaction. The latest terms and conditions of the draft merger agreement, forms of severance agreements and non-competition agreements were presented to the Landry's board.

   On September 22, 2000, there was a meeting of the Rainforest board of directors at Rainforest corporate headquarters in Hopkins, Minnesota to update the Special Committee and the other directors on the negotiations with Landry's and the then-current terms of the merger agreement and other agreements. On such date, a purchase price of $3.50 per share was being considered and U.S. Bancorp Piper Jaffray delivered an oral opinion as of such date (which opinion was subsequently confirmed in writing) to the Special Committee and to Rainforest's board and reviewed its financial analysis with respect to such price. Stephen Cohen, Rainforest's general counsel, was also in attendance and summarized the terms of the draft merger agreement and ancillary agreements.

   On the evening of September 22, 2000, Landry's became aware of certain adverse financial information relating to Rainforest.

   The parties and their representatives had extensive telephonic discussions relating to the transaction agreements, including the consideration to be offered in the offer and the merger, commencing on the morning of September 25, 2000. Negotiation continued on the unresolved points through the day and night of September 25, and the parties reached a tentative agreement on a revised purchase price of $3.25 per share.

   At a special telephonic meeting of Landry's board of directors held late in the evening on September 25, 2000, Mr. Fertitta reviewed the latest changes to the terms of the proposed merger agreement and the ancillary agreements since the September 22 meeting. Following this presentation by Mr. Fertitta, and a discussion regarding the terms and conditions of the aforementioned agreements, Landry's board of directors approved the merger agreement and the offer and the merger, the forms of severance agreements and the non-competition agreements.

   By early morning on September 26, 2000, the parties reached agreement on all remaining open issues relating to the merger agreement, the offer, the merger, the forms of severance agreements and the non-competition agreements.

   At a special meeting of the Rainforest board of directors held early in the morning on September 26, 2000 to consider the merger agreement, the offer, the merger, the forms of severance agreements and the non-competition agreements, Mr. Berman updated the Special Committee and the board on the resolution of the remaining open issues. U.S. Bancorp Piper Jaffray delivered to the Special Committee and the Rainforest board its oral opinion (which opinion was confirmed by delivery of a written opinion dated September 26, 2000, the date of the merger agreement) that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the $3.25 per share cash consideration to be received in the offer and the merger by Rainforest shareholders (other than Landry's and its affiliates) was fair, from a financial point of view, to such shareholders. The Special Committee then, by separate action and after due consideration, determined that the merger agreement, the offer, the merger, the form of severance agreements and the non-competition agreements were fair to and in the best interests of Rainforest and its shareholders, and approved the merger agreement, the offer, the merger, the form of severance agreements and the non-competition agreements and, in each case, the transactions contemplated by these agreements. The Special Committee recommended that the Rainforest board approve the merger agreement, the offer, the merger, the forms of severance agreements and the non-competition agreements and, in each case, the transactions contemplated by such agreements and further recommended that the Rainforest board recommend that Rainforest shareholders accept the offer, and tender their shares pursuant to the offer, and approve the merger and the merger agreement. After due consideration and based on the Special Committee's recommendations, the Rainforest board approved the merger agreement, the offer, the merger, the forms of severance agreements and the non-competition agreements and, in each case, the transactions contemplated by these agreements and determined that the merger agreement, the offer and the merger were fair to and in the best interests of Rainforest and its shareholders and recommended that Rainforest shareholders accept the offer, and tender their shares pursuant to the offer, and approve the merger.

   On September 26, 2000, following approval by their boards, Landry's and Rainforest executed the merger agreement. Immediately prior to the execution of the merger agreement, the relevant parties executed the non-competition agreements, and severance agreements were entered into with Landry's and each of Stephen

Cohen, Rainforest's general counsel, and Robert Hahn, Rainforest's chief financial officer. Following the execution of the merger agreement, Landry's and Rainforest issued a joint press release relating to the proposed tender offer and merger.

   On September 29, 2000, in accordance with the merger agreement, LSR Acquisition Corp. commenced the tender offer.

   On October 28, 2000, LSR Acquisition Corp. announced that it had accepted for payment all Rainforest shares tendered into the offer. Such shares, together with the 1,030,800 shares owned by Landry's, represent approximately 59.1% of the outstanding shares of common stock of Rainforest.

   LSR Acquisition Corp. paid for the Rainforest shares tendered into the offer on October 30, 2000. Also on October 30, 2000, in accordance with the terms of the merger agreement, four of Rainforest's six directors resigned from the Board and the two remaining Rainforest directors elected three persons designated by Landry's to serve as directors of Rainforest.

Rainforest's Reasons for the Merger and Board Recommendation

   In reaching its recommendations that the terms of the merger agreement and merger were fair to and in the best interests of the shareholders of Rainforest and that the shareholders of Rainforest vote to approve the merger proposal at the Special Meeting, the Board of Directors of Rainforest considered a number of factors, including the following:

   1. Financial condition and prospects of Rainforest. The Board considered the current and historical financial condition and results of operations of Rainforest, as well as the prospects and strategic objectives of Rainforest, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industries in which Rainforest operates. Given the trend of continued declines in same store sales, the Board believed the offer price received for the shares in the offer was the alternative that best mitigated the uncertainties for Rainforest's shareholders. The Board also considered that the performance of Rainforest's business has continued to erode and fall short of management's expectations. The Board considered that as sales continue to decline, many of the Rainforest units were approaching levels where cash flow was negative and costly exit strategies had to be assessed. The Board also considered its belief that current institutional investor sentiment seemed to favor larger capitalized companies that could provide greater investment liquidity, and that the merger could create a large, well-capitalized restaurant company. The Board also considered that the merger may eliminate the pressure to grow the Rainforest concept through expansion, and the combined company's management could thus focus on improving the performance of the existing Rainforest Cafe restaurant operations.

   2. Transaction Financial Terms/Premium to Market Price. The Board considered the relationship of the offer price to the market price of the shares. The offer price represented a 60% premium over the closing sale price of the shares on September 25, 2000 (the last trading day prior to the announcement of the merger agreement and the offer). The Board also considered the form of consideration that was to be paid to holders of shares in the offer and the merger, and the certainty of the value of cash consideration as compared to stock consideration. The Board was aware that the consideration received by holders of shares in the offer and merger would be taxable to the holders for federal income tax purposes.

   3. Fairness opinion of U.S. Bancorp Piper Jaffray. The Board received presentations from U.S. Bancorp Piper Jaffray and reviewed the opinion of U.S. Bancorp Piper Jaffray, dated September 26, 2000, that, based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the offer price to be received by holders of shares (other than Landry's and its affiliates) pursuant to the offer and the merger was fair from a financial point of view to such holders. A copy of the opinion delivered by U.S. Bancorp Piper Jaffray to the Board of Directors, setting forth the procedures followed, the matters considered and the assumptions made by Piper Jaffray in arriving at its opinion, is attached hereto as Annex B.

Shareholders are urged to read this opinion in its entirety. The Board was aware that U.S. Bancorp Piper Jaffray becomes entitled to certain fees upon the consummation of the merger. Such fees are described in "THE MERGER--Opinion of U.S. Bancorp Piper Jaffray".

   4. Timing of Completion. The Board considered the anticipated timing of consummation of the transactions contemplated by the merger agreement, including the structure of the transaction as a tender offer for all the shares, which would allow shareholders to receive the transaction consideration earlier than in an alternative form of transaction, followed by the merger in which nontendering stockholders will receive the same consideration as received by stockholders who have tendered their shares in the offer.

   5. Alternative Transactions. The Board considered that the merger agreement prohibited Rainforest from withdrawing or modifying its approval or recommendation of the offer, merger, or merger agreement, in a manner adverse to Landry's and from approving or recommending, or entering into any agreement relating to, any competing takeover proposal. However, the Board also considered that the merger agreement provided that, in the event Rainforest received a company superior proposal, the Rainforest Board of Directors might withdraw or modify its approval or recommendation of the offer, the merger or the merger agreement, or approve or recommend a company superior proposal (subject to compliance with the terms of the merger agreement) if, prior to LSR Acquisition Corp.'s acceptance of shares for purchase under the offer, the Rainforest Board determined in good faith based on the advice of outside legal counsel that the failure to do so could reasonably result in a breach of its fiduciary duties.

   The merger agreement defines a "company superior proposal" as any bona fide proposal made by a third party to acquire more than a majority of the voting power of Rainforest or all or substantially all of the assets of Rainforest, on terms which the Rainforest Board of Directors determined, in its good faith judgment based on the advice of its financial advisors and legal counsel, would have been more favorable to Rainforest shareholders from a financial point of view than the offer and the merger.

   In the event Landry's terminated the merger agreement based on Rainforest withdrawing or modifying its approval or recommendation of the offer, the merger, or the merger agreement, and subsequent to Rainforest receiving a company superior proposal, Rainforest was to reimburse Landry's for its expenses, in an aggregate amount up to $2,500,000, payable by wire transfer of same day funds. The Board considered the possible effect of this reimbursement provision on third parties who might have been interested in exploring an acquisition of Rainforest. In this regard, the Board recognized that the provision of the merger agreement relating to reimbursement of expenses was required by Landry's as a condition of entering into the merger agreement. The Board of Directors also considered the preliminary contacts that Rainforest had had with certain third parties regarding a potential transaction involving Rainforest, and took into account the views of management and U.S. Bancorp Piper Jaffray as to the likelihood that a third party would be prepared to pay a higher price for the shares than the consideration offered in the offer and the merger in a transaction that could be completed on a timely basis.

   6. Potential Conflicts of Interest. The Board considered interests of certain Rainforest executives in the tender offer and the merger. See "THE MERGER--Interests of Officers and Directors in the Transaction" and "THE TRANSACTION AGREEMENTS--Agreements with Executive Officers of Rainforest".

   The foregoing includes all material factors considered by the Board of Directors. In view of its many considerations, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the Board may have given different weights to the various factors considered. After weighing all of these considerations, the Board determined to approve the merger agreement and recommended that holders of shares tender their shares in the offer.

Recommendation of the Rainforest Board of Directors

   The Board of Directors of Rainforest (i) determined that the terms of the merger are fair to and in the best interests of the shareholders of Rainforest,
(ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that Rainforest's shareholders approve the merger proposal.

Opinion of U.S. Bancorp Piper Jaffray

   Rainforest retained U.S. Bancorp Piper Jaffray to render to the Special Committee of the board of directors and to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Rainforest common shareholders (other than Landry's and its affiliates) in the offer and the merger.

   U.S. Bancorp Piper Jaffray delivered to the board of directors of Rainforest on September 26, 2000 its opinion, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion and described below, that the consideration proposed to be received by Rainforest common shareholders (other than Landry's or its affiliates) in the proposed transaction was fair, from a financial point of view, to those shareholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. You are encouraged to read the opinion carefully and in its entirety.

   While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Rainforest shareholders in the proposed merger, which was determined through negotiations among Rainforest and Landry's. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the Special Committee of the Rainforest board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by Rainforest shareholders (other than Landry's or its affiliates) in the proposed offer and merger, does not address Rainforest's underlying business decision to proceed with or effect the transaction and does not constitute a recommendation to any Rainforest stockholder.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray's review included:

  .a draft of the merger agreement dated September 18, 2000;

  .publicly available financial, operating and business information relating to Rainforest;

  . publicly available market and securities data of Rainforest and of selected public companies deemed comparable to Rainforest;

  . to the extent publicly available, financial information relating to selected transactions involving companies operating in industries deemed comparable to that in which Rainforest operates; and

  . internal financial information of Rainforest prepared for financial planning purposes and furnished by Rainforest management.

   In addition, U.S. Bancorp Piper Jaffray conducted discussions with members of management of Rainforest concerning the financial condition, current operating results and business outlook of Rainforest. In delivering its opinion to the board of directors of Rainforest, U.S. Bancorp Piper Jaffray prepared and delivered to the board of directors written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in the materials:


 Consideration

   Giving effect to the $3.25 per share offer price and the outstanding Rainforest common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate equity value of the offer and merger for Rainforest common stock, on a fully diluted basis, to be approximately $74.7 million.

 Rainforest Market Analysis

   U.S. Bancorp Piper Jaffray reviewed the stock trading history of Rainforest common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

      Closing price on September 25, 2000................................ $2.03
      30 calendar day closing average.................................... 2.31
      60 calendar day closing average.................................... 2.22
      90 calendar day closing average.................................... 2.48
      180 calendar day closing average................................... 2.87
      52 week high trade................................................. 5.81
      52 week low trade.................................................. 1.81


  U.S. Bancorp Piper Jaffray also presented selected price and volume distribution data of Rainforest.

   In considering the prevailing market for Rainforest common stock, U.S. Bancorp Piper Jaffray noted that Rainforest has a small market capitalization, limited trading volume, limited institutional sponsorship and diminishing research sponsorship. Further, U.S. Bancorp Piper Jaffray noted that Rainforest restaurants have been experiencing negative same store sales, market saturation, a history of earnings shortfalls and declining store operating profitability.

 Rainforest Comparable Company Analysis

   U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Rainforest to corresponding data and ratios from nine publicly traded companies deemed comparable to Rainforest. This group included Avado Brands Inc., Cooker Restaurant Corporation, Dave & Buster's, Inc., Il Fornaio (America) Corporation, Landry's, Lone Star Steakhouse & Saloon, Inc., Rare Hospitality International Inc., Roadhouse Grill, Inc. and Uno Restaurant Corporation. This group was selected from companies with a market capitalization greater than $9 million and less than $350 million that operate in the casual-dining, restaurant industry and were restaurant companies otherwise deemed comparable by U.S. Bancorp Piper Jaffray.

   This analysis produced multiples of selected valuation data as follows:

                                                          Comparable Companies
                                                         ----------------------
                                           Rainforest(1) Low  Mean Median High
                                           ------------- ---- ---- ------ -----
Company value to latest twelve months
 revenue..................................      0.2x     0.3x 0.5x  0.5x   0.7x
Company value to estimated 2000 revenue...      0.2x     0.3x 0.5x  0.5x   0.7x
Company value to estimated 2001 revenue...      0.4x     0.4x 0.5x  0.5x   0.6x
Company value to latest twelve months
 earnings before interest, taxes,
 depreciation and amortization............      2.4x     2.4x 4.7x  4.7x   8.2x
Company value to latest twelve months
 earnings before interest and taxes.......     22.5x     4.3x 9.5x  8.9x  19.9x
Share price to estimated 2000 net income
 per share................................     61.0x     3.8x 9.9x  8.8x  16.8x
Share price to estimated 2001 net income
 per share................................     21.1x     1.3x 8.3x  7.8x  14.2x

--------
(1) Based on value of transaction consideration.

 Merger and Acquisition Analysis

   U.S. Bancorp Piper Jaffray reviewed 20 merger and acquisition transactions (the "Comparable Transactions") that it deemed comparable to the offer and the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  . transactions in which the target company operated in the restaurant industry

  .  transactions with a company value greater than $25 million

  .  transactions which were not repurchases or spin-offs

  . transactions in which the target company operates in the restaurant industry which were otherwise deemed comparable by U.S. Bancorp Piper Jaffray

   U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Rainforest derived from the consideration payable in the offer and merger.

                                                       Comparable Transactions
                                                       ------------------------
                                            Rainforest  Low  Mean  Median High
                                            ---------- ----- ----- ------ -----
Company value to latest twelve months
 revenue...................................    0.2x     0.2x  0.7x  0.6x   1.3x
Company value to latest twelve months
 earnings before interest, taxes,
 depreciation and amortization.............    2.4x     4.2x  6.1x  5.9x   9.1x
Company value to latest twelve months
 earnings before interest and taxes........   22.5x     7.0x 12.9x 12.0x  31.3x
Equity value to latest twelve months net
 income....................................   25.6x    13.0x 18.7x 16.2x  32.6x

 Premiums Paid Analysis

   U.S. Bancorp Piper Jaffray reviewed publicly available information for two groups of selected completed transactions including control acquisitions in the restaurant industry, as well as acquisitions with similar parameters outside of the restaurant industry, to determine the implied premiums payable in the mergers over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

 Restaurant Industry Acquisitions

     .  transactions with a company value greater than $25 million

     . transactions that were completed between January 1, 1997 and September 6, 2000

 Non-Industry Specific Transactions

     .  transactions with a company value greater than $25 million

     .  transactions that did not involve financial institutions

     . transactions that were completed between September 6, 1999 and September 6, 2000


   The table below shows a comparison of premiums paid in these transactions to the premium that would be paid to Rainforest shareholders based on the implied value payable in the offer and the merger. The premium calculations for Rainforest stock are based upon an assumed announcement date of September 26, 2000.

 Restaurant Industry Acquisitions

                                              Implied Premium (Discount)
                                          -------------------------------------
                                          Rainforest Comparable Transactions
                                          ---------- --------------------------
                                                      Low    Mean  Median High
                                                     -----   ----  ------ -----
One day before announcement..............    60.0%   (33.3%) 29.4%  14.2% 132.0%
One week before announcement.............    57.6    (35.5)  33.4   16.6  169.5
One month before announcement............    44.4     (7.7)  45.3   28.1  176.2

 Non-Industry Specific Transactions

                                              Implied Premium (Discount)
                                          -------------------------------------
                                          Rainforest Comparable Transactions
                                          ---------- --------------------------
                                                      Low    Mean  Median High
                                                     -----   ----  ------ -----
One day before announcement..............    60.0%   (51.0%) 33.2%  28.6% 223.6%
One week before announcement.............    57.6    (48.2)  40.5   37.5  306.4
One month before announcement............    44.4    (51.6)  52.1   47.4  365.1

 Rainforest Discounted Cash Flow Analysis

   U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Rainforest in which it calculated the present value of the projected hypothetical future cash flows of Rainforest using internal financial planning data prepared by Rainforest management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Rainforest based on the net present value of its implied annual cash flows and a terminal value for Rainforest in 2005 calculated based upon a multiple of EBITDA. U.S. Bancorp Piper Jaffray applied a range of discount rates of 19.0% to 23.0% and a range of terminal value multiples of 3.0x to 5.0x of forecasted 2005 EBITDA. This analysis yielded the following results:

     Per Share Equity Value of Rainforest
      Low................................................................. $2.93
      Mid.................................................................  3.29
      High................................................................  3.70

     Aggregate Equity Value of Rainforest (in thousands)
      Low............................................................... $67,285
      Mid...............................................................  75,601
      High..............................................................  85,172

   In reaching its conclusion as to the fairness of the consideration proposed to be received in the offer and merger and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

   The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Rainforest or the offer and merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Rainforest was compared and other factors that could affect the public trading value of the companies.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Rainforest or otherwise made available to it and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Rainforest that the information provided to it by Rainforest was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. For purposes of its opinion, U.S. Bancorp Piper Jaffray also assumed that Rainforest is not a party to or contemplating any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than (i) the transaction with Landry's, (ii) a future voluntary reorganization under applicable bankruptcy laws and related store restructuring (consistent with Rainforest management's internal financial information prepared for financial planning purposes), and
(iii) transactions entered into in the ordinary course of business.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the transaction will be taxable for federal income tax purposes to the holders of Rainforest common stock.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Rainforest, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray was not authorized to solicit, and did not solicit, any other purchasers for Rainforest or alternative transactions to the transaction with Landry's. U.S. Bancorp Piper Jaffray analyzed Rainforest as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Rainforest common stock have traded or at which the shares of Rainforest may trade at any future time. U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Rainforest or its affiliates are a party or may be subject, and made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising from any such matters. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

   Under the terms of the engagement letter dated September 19, 2000, as amended September 26, 2000, Rainforest agreed to pay U.S. Bancorp Piper Jaffray a retainer fee of $25,000 and a fee of $275,000 upon rendering its opinion for the contemplated transaction between Rainforest and Landry's. The engagement letter also required Rainforest to pay U.S. Bancorp Piper Jaffray a fee equal to $200,000 upon consummation of the transaction. Whether or not the transaction with Landry's is consummated, Rainforest has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

   U.S. Bancorp Piper Jaffray previously served as financial advisor to Rainforest in connection with a proposed merger with Lakes Gaming, Inc, pursuant to a merger agreement dated December 22, 1999. That merger agreement was terminated on January 24, 2000. Under the terms of an engagement letter dated December 16, 1999, as amended February 8, 2000, between Rainforest and U.S. Bancorp Piper Jaffray relating to the proposed Lakes Gaming, Inc. transaction, Rainforest paid U.S. Bancorp Piper Jaffray a retainer fee of $50,000 and an additional fee of $250,000 upon rendering a fairness opinion with respect to the contemplated transaction.

   Subsequent to the termination of the proposed transaction with Lakes Gaming, Inc., U.S. Bancorp Piper Jaffray served as financial advisor to Rainforest and delivered a fairness opinion in connection with the transactions contemplated by the February Agreement. In contemplation of the transaction with Landry's to be entered into pursuant to the February Agreement, the engagement letter dated December 16, 1999, was amended and Rainforest agreed to pay U.S. Bancorp Piper Jaffray $150,000 upon rendering a fairness opinion with respect to that transaction and $50,000 if the merger with Landry's was consummated prior to August 31, 2001. Under that engagement letter, Rainforest agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities incurred.

   The Board of Directors retained U.S. Bancorp Piper Jaffray based upon U.S. Bancorp Piper Jaffray's qualifications, experience and expertise. U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Rainforest for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Officers and Directors in the Transaction

   In considering the recommendations of the Rainforest board of directors with respect to the merger proposal, the holders of shares of Rainforest common stock should be aware that certain members of management and of the Rainforest board of directors have interests in the transaction that may be different from, or in addition to, the interests of the holders of shares of Rainforest common stock. The Rainforest board of directors were aware of such interests and considered them, among other matters, in approving the merger agreement, the merger and the related transactions. See "THE TRANSACTION AGREEMENTS-- Agreements with Executive Officers of Rainforest", "THE TRANSACTION AGREEMENTS--Agreements with other Employees of Rainforest" and "BENEFICIAL OWNERSHIP OF RAINFOREST".

   The merger agreement also provides current and former officers and directors with certain rights to indemnification as described below. See "THE TRANSACTION AGREEMENTS--The Merger Agreement--Indemnification of Rainforest Personnel."

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the shareholders of Rainforest. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the filing of articles of merger with the Secretary of State of the State of Minnesota.

   We are working towards completing the merger as quickly as possible. We hope to complete the merger as soon as possible following the Special Meeting.

Structure of the Merger and Conversion of Rainforest Common Stock

   In accordance with the merger agreement and Delaware and Minnesota law, LSR Acquisition Corp. will be merged with and into Rainforest. As a result of the merger, the separate corporate existence of LSR Acquisition Corp. will cease and Rainforest will survive the merger as a wholly-owned subsidiary of Landry's. The merger requires the approval of a majority of the holders of Rainforest common stock and will be consummated as soon as practicable after the receipt of such Rainforest shareholder approval and satisfaction of other conditions to the merger.

   In the merger, all of the outstanding shares of Rainforest common stock (other than shares held by Landry's and LSR Acquisition Corp. and those shares as to which dissenters' rights have been properly perfected) will be cancelled in exchange for the right to receive $3.25 in cash, without interest.

Certain Federal Income Tax Considerations

   The following is a summary of certain United States federal income tax consequences of the merger to shareholders of Rainforest whose shares are converted into the right to receive cash in the merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of Rainforest. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to shareholders of Rainforest in whose hands shares are capital assets within the meaning of the Code and who do not own directly or through attribution 50% or more of the stock of Landry's. This discussion does not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any shareholder of Rainforest who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   Because individual circumstances may differ, each shareholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

   The exchange of shares for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who receives cash in exchange for shares pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such gain or loss will be long-term provided that a shareholder's holding period for such shares is more than one year at the time of consummation of the merger, and generally will be subject to a maximum United States federal income tax rate of 20%. Shares that have been held for one year or less generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder's capital losses.

   EACH RAINFOREST SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

Accounting Treatment

   The merger will be accounted for using the purchase method of accounting with Landry's as the acquiror.

Regulatory Approvals

   General. Rainforest is not aware of any pending legal proceeding relating to the merger. Except as described in this subsection, Rainforest is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by Landry's acquisition of shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by LSR Acquisition Corp. or Landry's as contemplated herein.

   State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Rainforest, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp.
of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   Rainforest is incorporated under the laws of the State of Minnesota. In Minnesota, Section 302A.673 of the MBCA, the Minnesota business combination statute, limits the ability of a publicly held Minnesota corporation to engage in business combinations with an "interested shareholder" (defined in Section 302A.011 of the MBCA as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) for a period of four years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation's board comprised of all disinterested directors (defined in Section 302A.673 as a director or person who is neither an officer nor an employee of that corporation or a related organization, nor has been an officer or an employee within five years preceding the formation of the committee) has given its prior approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder."

   Section 302A.671 of the MBCA, the Minnesota control share acquisition statute (the "Control Share Act") provides that, unless the acquisition of certain additional percentages of voting control of an issuing public corporation (equal to or in excess of 20%, 33 1/3% or 50%) by an acquiring person is approved by the holders of a majority of the outstanding voting power of all shares entitled to vote (other than shares held by the acquiring person and certain other persons), the shares acquired at or above any such new percentage level of voting control will not be entitled to voting rights. In addition, if the statutory requirements are not satisfied, the issuing public corporation may redeem the shares so acquired by the acquiring person at their market value. Section 302A.671 does not apply to a cash offer to purchase all shares of voting stock of the issuing public corporation if such offer has been approved by a majority vote of the same committee of the disinterested directors of the issuing public corporation formed in accordance with Section 302A.673 and if, following the completion of the cash offer, the offeror will own over 50% of the voting power of the shares of the corporation. Rainforest believes that the transactions contemplated by the merger agreement with Landry's complies with the exception provided in the preceding sentence and that, consequently, Section 302A.671 does not apply to such transactions.
Section 302A.671 does not apply to a control share acquisition of shares of an issuing public corporation whose articles of incorporation or by-laws approved by its shareholders provide that the Control Share Act does not apply to control share acquisitions of its shares. Rainforest's Articles of Incorporation and By-Laws currently do not exclude Rainforest from the restrictions imposed by the Control Share Act.

   Section 302A.675 of the MBCA imposes a fair price requirement limiting a purchaser's ability to acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including new acquisitions made by purchase. This fair price requirement does not apply if the second acquisition is approved by a committee of that corporation's board of directors comprised of the disinterested directors formed in accordance with Section 302A.675 of the MBCA before the purchase of any shares pursuant to the first takeover offer.

   As described above in "THE MERGER--Rainforest's Reasons for the Merger and Board Recommendation", the Rainforest Board and the Special Committee, which was formed in accordance with Section 302A.673 of the MBCA, have approved the offer and the merger. Rainforest has represented in the merger agreement that the offer, the merger, the merger agreement and the transactions contemplated by the merger agreement will not be impeded by Sections 302A.671, 302A.673 and 302A.675 of the MBCA. Rainforest further represented in the merger agreement that no other "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation applies or purports to apply to the merger agreement, the offer or any of the transactions contemplated by the merger, the merger agreement or the offer, except for the Minnesota Takeover Disclosure Law. Accordingly, Rainforest believes that the foregoing restrictions do not apply to them with respect to such transactions.

   Rainforest does not believe that any other state takeover statutes or regulations apply to the offer or the merger. Rainforest reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger. If it is asserted that any state takeover statute is applicable to the offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, Landry's, LSR Acquisition Corp. or Rainforest might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Landry's might be delayed in consummating the merger. In such case, Landry's may not be obligated to pay for any shares in connection with the merger.

   United States Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

   Pursuant to the requirements of the HSR Act and in connection with the transactions contemplated by the February Agreement, the parties filed a Notification and Report Form with the Antitrust Division and the FTC. On March 2, 2000, the Antitrust Division and the FTC granted early termination of the waiting period. Consequently, Landry's may consummate a business combination transaction with Rainforest at any time prior to March 2, 2001 without having to refile a Notification and Report Form under the HSR Act.

Delisting and Deregistration of Rainforest Common Stock after the Merger

   If the merger is completed, Rainforest common stock will be delisted from the NASDAQ National Market and will no longer be subject to periodic reporting requirements under the Securities Exchange Act of 1934.

Dissenters' Rights

   General. Pursuant to the relevant sections of the MBCA, the shareholders of Rainforest have the right to dissent from the merger and obtain payment for the "fair value" of their shares of Rainforest common stock. Such right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective time of the merger) required to be paid in cash to dissenting shareholders for their shares of Rainforest common stock. Any such judicial determination of the fair value of the shares of Rainforest common stock would not necessarily include any element of value arising from the accomplishment or expectation of the merger and could be based upon considerations other than or in addition to the consideration per share to be paid in the merger and the market value of the shares of Rainforest common stock, including asset values and the investment value of the shares of Rainforest common stock. The value so determined could be more or less than the consideration per share payable in the merger.

   Under Subdivision 4 of Section 302A.471 of the MBCA, a Rainforest shareholder's rights with respect to the merger are limited to the dissenters' rights provided under Sections 302A.471 and 302A.473 of the MBCA. A Rainforest shareholder has no right, at law or in equity, to set aside the approval of the merger agreement or the consummation of the merger, unless such adoption or consummation was fraudulent with respect to such shareholder or Rainforest.

   The merger agreement provides that, notwithstanding any provision of the merger agreement to the contrary, any shares of Rainforest common stock which are issued or outstanding immediately prior to the effective time of the merger and which are held by a holder who has not voted such shares in favor of the merger and who has properly exercised dissenters' rights with respect to such shares in accordance with the MBCA (including Sections 301A.471 and 301A.473 of the MBCA) and, as of the effective time of the merger, has neither effectively withdrawn nor otherwise lost for any reason its right to exercise such dissenters' rights, will not be converted into or represent a right to receive the consideration payable in the merger. The holders of dissenting shares of Rainforest common stock will be entitled to only such rights as are granted by
Section 302A.471 of the MBCA.

   The merger agreement further provides that if any Rainforest shareholder who asserts dissenters' rights with respect to its shares of Rainforest common stock under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) dissenters' rights, then as of the effective time of the merger or the occurrence of such event, whichever later occurs, such holder's shares of Rainforest common stock will automatically be cancelled and converted into and represent only the right to receive the consideration payable in the merger, without interest, upon surrender of the certificate or certificates formerly representing such dissenting shares.

   The merger agreement further provides that Rainforest shall give Landry's
(i) prompt written notice of any notice of intent to demand fair value for any shares of Rainforest common stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by Rainforest, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for shares of Rainforest common stock under the MBCA. Rainforest may not, except with the prior written consent of Landry's, voluntarily make any payment with respect to any demands for fair value for shares of Rainforest common stock or offer to settle or settle any such demands.

   Summary of Procedures Relating to Exercise of Dissenters' Rights. Sections 302A.471 and 302A.473 of the MBCA entitle any Rainforest shareholder who dissents from the merger and who follows the procedures prescribed by Sections 302A.471 and 302A.473, in lieu of receiving the consideration proposed under the merger agreement, to receive cash equal to the "fair value" of such shareholder's shares of Rainforest common stock. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as Annex C attached to this Proxy Statement, and to any amendments to such provisions as may be adopted after the date of this Proxy Statement.

   ANY RAINFOREST SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX C (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE REQUIREMENTS OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

   The MBCA provides dissenters' rights for any Rainforest shareholder who dissents from the merger and who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any Rainforest shareholder who (i) files with Rainforest a written notice of his, her or its intent to demand the fair value of such shareholder's Rainforest common stock, which notice is filed with Rainforest before the vote is taken at the special meeting, and (ii) does not vote such shares of Rainforest common stock at the special meeting in favor of the merger proposal, shall be entitled, if the merger is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of Rainforest common stock upon compliance with the applicable statutory procedural requirements. A failure by any Rainforest shareholder to vote against the merger proposal will not in and of itself constitute a waiver of the dissenters' rights of such shareholder under the MBCA. In addition, a Rainforest shareholder's vote against the merger proposal will not satisfy the notice requirement referred to in clause (i) above.

   Any written notice of a Rainforest shareholder's intent to demand a cash payment of "fair value" for such shareholder's shares of Rainforest common stock if the merger is consummated must be filed with Rainforest at Rainforest Cafe, Inc., 720 South Fifth Street, Hopkins, Minnesota 55343, Attention:
Stephen Cohen, Esq., prior to the vote on the merger at the Special Meeting. A shareholder who votes for the merger proposal will have waived their dissenters' rights with respect to such proposal. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder's shares of Rainforest common stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the merger agreement.

   Following approval of the merger proposal at the Special Meeting, Rainforest must send written notice to all shareholders who have given written notice prior to the vote to approve the merger proposal of their intent to demand the fair value of their shares of Rainforest common stock and who have not voted in favor of the merger as described above. The notice will contain: (i) the address where the demand for payment and certificates representing shares of Rainforest common stock (each a "certificate") must be sent and the date by which they must be received; (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
(iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment; and (iv) a copy of the provisions of the MBCA set forth in Annex C with a brief description of the procedures to be followed under those provisions. A Rainforest shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her certificate or certificates or comply with any restrictions on transfer of uncertificated shares within 30 days after such notice is given by Rainforest. Prior to the effective time of the merger, a Rainforest shareholder exercising dissenters' rights retains all other rights of a Rainforest shareholder. From and after the effective time of the merger, dissenting shareholders will no longer be entitled to any rights of a Rainforest shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to dissenters' rights as provided by the MBCA.

   After the effective time of the merger, or upon receipt of a valid demand for payment, whichever is later, Rainforest must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount Rainforest estimates to be the fair value of such shareholder's shares of Rainforest common stock, plus interest accrued from the effective time of the merger to the date of payment. The payment also must be accompanied by Rainforest's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements, Rainforest's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If Rainforest fails to remit payment within 60 days of the deposit of the certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions; provided, however, Rainforest may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. In certain circumstances, Rainforest may withhold this initial payment from a dissenting shareholder who became a Rainforest shareholder (or who is dissenting on behalf of a person who became a Rainforest shareholder) following the public announcement of the merger on September 26, 2000, pending a demand by such shareholder for supplemental payment. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Rainforest common stock plus interest, such dissenting shareholder may give written notice to Rainforest of his or her own estimate of the fair value of the shares, plus interest, within 30 days after Rainforest mails its remittance, and demand payment of the difference. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered.

   If Rainforest receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with Rainforest or file in court a petition requesting that the court determine the fair value of the Rainforest common stock.

   The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all shareholders wherever located. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by Rainforest, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to Rainforest if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

   Costs of the court proceeding shall be determined by the court and assessed against Rainforest, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

   If the court finds that Rainforest did not substantially comply with Section 302A.473 of the MBCA, the court may assess fees and expenses, if any, of any attorneys or experts as the court deems equitable against Rainforest. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

   A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.


                               CHANGE OF CONTROL

   On October 27, 2000, LSR Acquisition Corp. accepted for payment all of the shares validly tendered in its tender offer. LSR Acquisition Corp. purchased 12,454,011 Rainforest shares validly tendered at an aggregate purchase price of approximately $40.5 million using the proceeds of a loan from a syndicate of financial institutions including Bank of America, N.A. under the Credit Agreement, as described below in "SOURCE AND AMOUNT OF FUNDS". Consequently, Landry's, as the sole owner of LSR Acquisition Corp., may be deemed to own beneficially an aggregate of 13,484,811 shares, or approximately 59.1% of the outstanding shares of common stock of Rainforest.

   Pursuant to the merger agreement, Landry's was entitled, upon purchase of and payment for shares under the tender offer, to designate such number of directors to the Board of Directors of Rainforest as would give Landry's representation proportionate to its ownership interest. Pursuant thereto, Messrs. Lyle Berman, Steven Schussler, Ercument Ucan and Kenneth Brimmer have resigned from their positions on the Rainforest Board and Messrs. Tilman J. Fertitta, Steven L. Scheinthal, and Paul S. West have been appointed to the Rainforest Board to fill three of the vacancies created by the resignations. Mr. Fertitta has also been appointed as an executive officer of Rainforest. Mr. Fertitta, Mr. Scheinthal and Mr. West are thus directors and/or executive officers of Rainforest and may be deemed to be affiliates of Rainforest.

                           SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by LSR Acquisition Corp. to purchase shares pursuant to the merger is estimated to be approximately $30.4 million. The merger is not conditioned upon Landry's entering into any financing arrangements. LSR Acquisition Corp. will obtain all necessary funds required to consummate the transaction through capital contributions or advances made by Landry's. Landry's plans to make these contributions or advances from borrowings under its existing bank credit facility described below.

   On June 28, 2000, Landry's executed a three year credit facility with a syndicate of financial institutions including Bank of America, N.A. (collectively, the "Lenders") whereby the Lenders committed to loan Landry's up to an aggregate of $200 million in cash in the form of a secured revolving credit facility (the "Credit Agreement").

   On September 21, 2000, Landry's and the requisite number of Lenders approved a term sheet (the "Term Sheet" and, together with the Credit Agreement, the "Credit Facility") which provides for, among other things, a consent by the Lenders to permit Landry's to acquire all of the outstanding shares of common stock of Rainforest. Such consent is subject to the satisfaction of certain conditions, including (i) other than with respect to Rainforest shareholders exercising dissenters' rights under the Minnesota Business Corporations Act, Bank of America, N.A. shall be satisfied that the sole right of the Rainforest shareholders who do not tender their shares pursuant to the tender offer shall be to receive a cash payment pursuant to the merger, (ii) the respective boards of directors of Rainforest and Landry's shall not have withdrawn, modified or terminated their approval of the merger or the merger agreement, (iii) the Lenders' financing of the offer and the perfection of security interests in connection therewith shall not result in a violation of certain laws, (iv) Bank of America shall be satisfied that the merger will be consummated without triggering any "poison pill", "shark repellent" or similar anti-takeover device and without any adverse effect from any applicable anti-takeover statutes, and
(v) all governmental, shareholder and third party consents and approvals required in connection with the merger shall have been obtained.

   Some of the material terms of the Credit Facility include:

 (A)INTEREST RATES.

   The Credit Facility bears interest at a rate equal to either (i) LIBOR (as determined by the terms of the Credit Facility) plus the Applicable Margin (as determined by the terms of the Credit Facility) or (ii) the Alternate Base Rate (which is equal to the higher of (x) the BOA prime rate or (y) the Federal Funds Rate (as determined by the terms of the Credit Facility) plus 0.5%) plus the Applicable Margin, whichever such rate is applicable to the type of borrowing made under the Credit Facility. The effective annual interest rate on borrowings under the Credit Facility from June 28, 2000 through September 29, 2000 has been approximately 9%.

 (B)COLLATERAL.

   The Credit Facility provides for Bank of America (on behalf of the Lenders) to receive a first priority perfected security interest in all of the capital stock of each of the domestic subsidiaries of Landry's and 65% of the capital stock of each foreign subsidiary of Landry's. Landry's obligations under the Credit Facility are also secured by a negative pledge on the assets of Landry's.

 (C)CONDITIONS PRECEDENT TO LOANS.

   The obligations of the Lenders to loan funds to Landry's under the Credit Facility is subject to certain conditions, including, among others: (i) no event of default has occurred under the Credit Facility and is continuing or would result from such loan; and (ii) the representations and warranties made by Landry's in the Credit Facility are true and correct as of the date of such loan. The Credit Facility contains customary representations and warranties, including the following: corporate existence and status; corporate power and authority; no violations of law; contracts or organizational documents; no material litigation; no material adverse change; correctness of financial statements and other information; governmental and third party approvals; use of proceeds; compliance with margin regulations; status under Investment Company Act; ERISA and environmental matters; perfected liens and security interests; payments of taxes; and accuracy of disclosure.

 (D)FINANCIAL COVENANTS.

   The Credit Facility contains customary financial covenants, including the following: (i) maximum capital expenditures limitations; (ii) maximum share repurchase limitations; (iii) limitations on certain acquisitions; (iv) fixed charge coverage ratio; (v) minimum consolidated net worth maintenance; and (vi) total debt to EBITDA ratio.

 (E)OTHER COVENANTS.

   The Credit Facility contains customary covenants, including: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws (including environmental laws and ERISA matters) and material contractual obligations; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens and negative pledges; (viii) limitation on mergers, consolidations and sales of assets; (ix) limitation on incurrence of debt; (x) limitation on dividends and the redemption and/or prepayment of other debt;
(xi) limitation on investments (including loans and advances); (xii) limitation on transactions with affiliates; and (xiii) Year 2000 matters.

 (F)EVENTS OF DEFAULT.

   The Credit Facility contains customary events of default, including: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants (with cure periods as applicable); (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy and other insolvency events; (vi) material judgements; (vii) ERISA matters; (viii) actual or asserted invalidity of any loan documents or security interests; and (ix) change of control.

   The Credit Agreement has been filed as an exhibit to Landry's Current Report on Form 8-K filed with the SEC on July 13, 2000, and the Term Sheet has been included as an exhibit to the Schedule TO filed by Landry's and LSR Acquisition Corp. with the SEC on September 29, 2000. See "WHERE YOU CAN FIND MORE INFORMATION".

                           THE TRANSACTION AGREEMENTS

The Merger Agreement

   Set forth below is a brief description of certain terms of the merger agreement and related matters. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached hereto as Annex A and is incorporated in its entirety herein by reference. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the merger agreement.

   The Merger. The merger agreement provides that no later than three business days after the satisfaction or waiver of each of the conditions to the merger set forth therein, the merger must be consummated in accordance with the Minnesota Business Corporation Act and the Delaware General Corporation Law. At the effective time, LSR Acquisition Corp. will be merged with and into Rainforest with Rainforest being the surviving corporation in the merger. Following the merger, the separate existence of LSR Acquisition Corp. will cease, and Rainforest will continue as the surviving corporation, wholly owned by Landry's.

   If required by the MBCA, Rainforest will call and hold a meeting of its shareholders (the "Company Shareholders' Meeting") promptly following consummation of the offer for the purpose of voting upon the approval of the merger agreement. At any such meeting, all shares then owned by Landry's or LSR Acquisition Corp. or any other subsidiary of Landry's will be voted in favor of approval of the merger proposal.

   Pursuant to the merger agreement, each share outstanding at the effective time (other than shares owned by Landry's or any of its subsidiaries or by Rainforest or any of its subsidiaries, all of which will be cancelled, and other than shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the MBCA) will be converted into the right to receive the merger consideration. Shareholders who perfect their dissenters' rights under the MBCA will be entitled to the amounts determined pursuant to such proceedings. See "THE MERGER--Dissenters' Rights".

   Representations and Warranties. Pursuant to the merger agreement, Rainforest has made customary representations and warranties to Landry's and LSR Acquisition Corp., including representations relating to: corporate existence and power; capitalization; corporate authorizations; subsidiaries; SEC filings; financial statements; no violations; absence of certain changes; absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; contracts; employee matters; governmental permits; environmental matters; taxes; intellectual property; accuracy of certain disclosures; the opinion of Rainforest's financial advisor; insurance; finders and investment bankers; title to properties; the Rights Agreement; the required shareholder vote; and the applicability of certain state antitakeover statutes.

   Certain representations and warranties in the merger agreement made by Rainforest are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, the term "Company Material Adverse Effect" means any material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Rainforest and its subsidiaries taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Rainforest competes, or (iii) the taking of any action contemplated by the merger agreement; provided, however, that if the Designated Cash Amount as of the date upon which the offer expires is less than $15,000,000, then, for all purposes under the merger agreement, a "Company Material Adverse Effect" shall be deemed to have occurred. The merger agreement defines the "Designated Cash Amount" as the difference determined by subtracting (x) an amount equal to the projected working capital needed by Rainforest over the 30-day period following the date upon which the offer expires (net of projected operating income for that 30-day period and calculated assuming that Rainforest and its subsidiaries have conducted their operations in the ordinary course of business consistent with past practice and have complied with clause (P) under "--Rainforest Conduct of Business Covenants" below) from (y) Rainforest's unrestricted cash as of the date upon which the offer expires.

   Pursuant to the merger agreement, Landry's and LSR Acquisition Corp. have made customary representations and warranties to Rainforest, including representations relating to: corporate existence and power; good standing; corporate authority; corporate authorizations; governmental approvals; no violations; finders and investment bankers; accuracy of certain disclosures; ownership of shares; and their ability to finance the offer and the merger.

   Certain representations and warranties in the merger agreement made by Landry's are qualified as to "materiality" or "Purchaser Material Adverse Effect." For purposes of the merger agreement, the term "Purchaser Material Adverse Effect" means any material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Landry's and its subsidiaries taken as a whole, and except in each case for any such effects resulting from, arising out of, or relating to
(i) general business or economic conditions, (ii) conditions generally affecting the industry in which Landry's competes, or (iii) the taking of any action contemplated by the merger agreement.

   Covenants. The merger agreement contains various covenants of the parties thereto. A description of certain of these covenants follows:

   Rainforest Conduct of Business Covenants. The merger agreement provides that, prior to the effective time, Rainforest will, and will cause each of its subsidiaries to, conduct its operations in all material respects according to its ordinary course of business consistent with past practice, and Rainforest will, and will cause each of its subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain satisfactory relationships with all persons with whom it does business, and to preserve the possession, control and condition of all of its assets. Additionally, without the consent of Landry's, Rainforest will not, and will cause its subsidiaries not to:

  (A) amend or propose to amend its articles of incorporation or bylaws (or comparable governing instruments);

  (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of or any Voting Debt of Rainforest or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Rainforest or any of its subsidiaries, except for the issuance of shares pursuant to the exercise of stock options outstanding on the date of the merger agreement in accordance with their present terms. The term "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights;

  (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions payable to Rainforest or any of its subsidiaries, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than pursuant to commitments outstanding on the date of the merger agreement;

  (D) (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except incurrence that constitute refinancing of existing obligations on terms that are no less favorable to Rainforest or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or incur any pre-opening expenses, other than as set forth in the merger agreement; (d) make any loans, advances or capital contributions to, or investments in, any other person (other than to a subsidiary of Rainforest and customary travel, relocation or business advances to employees); (e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or
  (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to Rainforest and its subsidiaries taken as a whole, other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

  (E) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the merger agreement, or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

  (F) (i) commence or settle any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures;

  (G) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

  (H) commit or omit to do any act which act or omission would cause a breach of any covenant contained in the merger agreement or would cause any representation or warranty contained in the merger Agreement to become untrue;

  (I) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed;

  (J)materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

  (K)enter into any new line of business;

  (L)enter into any lease, contract or agreement pursuant to which Rainforest or any of its subsidiaries is obligated to pay or incur obligations of more than $25,000 per year, other than (i) the purchase of inventory in the ordinary course of business consistent with past practice or (ii) in connection with the construction of certain restaurants;

  (M)make any changes to its current investment strategy, policy or practices;

  (N)make, engage or incur costs for the design or construction of any new restaurant, the remodeling or renovation of existing restaurants or restaurants under construction without approval by Landry's (it being understood that Landry's shall have approval of all design and construction matters);

  (O)allow any employee or other person to remove any Rainforest asset, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of Rainforest or any other Rainforest facilities;

  (P)discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or delay the making of any capital expenditures from the Company's current capital expenditure schedule;

  (Q)issue any gift certificates, coupons or complimentary rights for dining or retail other than in such amounts as are in the ordinary course of business consistent with past practice;

  (R) harm, neglect, abuse, sell, give away, or otherwise dispose of any parrots (or comparable tropical birds); or sell, give away or otherwise dispose of any inventory, other than in the ordinary course of business consistent with past practice; or

  (S) authorize any of, or agree to commit to do any of, the foregoing actions.

   Additional Covenants from Rainforest. The merger agreement provides for additional customary covenants from Rainforest, such as: notification of Landry's of certain matters; access to Rainforest's facilities, records and personnel; use of Rainforest's reasonable best efforts to consummate the transactions contemplated by the merger agreement; obtaining certain third party material consents; cooperating with Landry's in making public announcements; compliance with laws; taking actions to render inoperable certain state anti-takeover statutes; and using its reasonable best efforts to get its employees to execute the Severance Agreements.

   Covenants from Landry's. The merger agreement provides for certain customary covenants from Landry's, such as: notification of Rainforest of certain matters; use of reasonable best efforts to consummate the transactions contemplated by the merger agreement; and compliance with laws.

   Confidentiality. The merger agreement provides that, with certain exceptions, unless (i) otherwise expressly provided in the merger agreement,
(ii) required by applicable law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required consents as to which the other party has been advised or
(iv) consented to in writing by LSR Acquisition Corp. and Rainforest, any information or documents in connection with the transactions contemplated by the merger agreement shall be kept strictly confidential by Rainforest, Landry's and their respective officers, directors, employees and agents. Prior to any disclosure and pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure.

   Indemnification of Rainforest Personnel. Landry's has agreed that the indemnification and exculpation provisions contained in the bylaws and the certificate of incorporation of the surviving corporation will be at least as favorable to individuals who immediately prior to the effective time were directors, officers, agents or employees of Rainforest and that the bylaws and certificate of incorporation of the surviving corporation will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights of any indemnified party, provided that Landry's may take actions to eliminate the corporate existence of the surviving corporation.

   Employee Benefit Plans. Landry's has agreed to provide employee benefits and programs to Rainforest's and its subsidiaries' employees that, in the aggregate, are substantially comparable to Landry's, and to honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the closing date that are applicable to any current or former employees or directors of Rainforest or any of its subsidiaries.

   Employee Stock Options. Each outstanding and unexercised option to buy shares of Rainforest common stock will become fully vested and exercisable by virtue of its terms. Landry's will replace these options with options to purchase Landry's common stock on the same terms and conditions as the Rainforest options except that the exercise price and the number of shares issuable upon exercise will be adjusted to take into account the Conversion Fraction (which is equal to $3.25 divided by $8.00).

   Conditions to the Merger. The merger agreement provides that the obligations of Landry's, LSR Acquisition Corp. and Rainforest to consummate the merger are subject to the satisfaction of the following conditions at or prior to the effective time:

  . If required under the MBCA, Rainforest Shareholder Approval shall have been obtained.

  . The absence of any injunction or action entered by any Governmental Authority which prohibits or prevents the consummation of the merger.

   Additional Conditions to Obligations of Purchaser to the Merger. The obligations of Landry's to effect the merger shall be subject to the fulfillment at or prior to the effective time of the following additional conditions, any one or more of which may be waived by Landry's:

  . The representations and warranties of Rainforest set forth in the merger agreement must be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date of the merger agreement and as of the closing date as if made on and as of the closing date, except those representations and warranties that speak of an earlier date, which must be true and correct as of such earlier date.

  . Rainforest must have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with or satisfied by Rainforest at or prior to the effective time.

  . There have been no changes, conditions, events, or developments that have or would reasonably be expected to have a Company Material Adverse Effect since the date of the merger agreement.

  . The receipt of all requisite governmental approvals and consents, unless they have been waived or would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

  . The receipt of any material Consents of any third party, other than those which have been waived by Landry's.

  . The employee termination, consulting and non-competition agreements with Messrs. Berman, Ucan and Schussler be in full force and effect.

  . Certain severance agreements to be entered into between Rainforest, Landry's and certain employees of Rainforest shall have been entered into by Rainforest and such employees.

   Frustration of Conditions. Neither Landry's nor Rainforest may rely on the failure of any condition to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in the merger agreement.

   Termination. The merger agreement may be terminated at any time prior to the effective time:

  (i) by mutual written consent of Landry's and Rainforest;

  (ii) by either Landry's or Rainforest, if:

    . the merger shall not have been consummated on or prior to June 30, 2001 (the "Drop Dead Date"), unless the party seeking termination caused the merger not to be consummated on or prior to such date by not performing its obligations under the merger agreement;

    . the vote of Rainforest's shareholders (if required under the MBCA) shall have been insufficient to approve the merger; or

    .  any Governmental Authority has permanently prohibited the merger;

  (iii) by Landry's, if Rainforest shall have breached in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after Landry's has given written notice of such breach to Rainforest;

  (iv)by Rainforest, if Landry's shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Landry's;

   Fee and Expenses. Except as otherwise specified below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated; provided, however, that the parties have agreed that the costs of printing the Offer to Purchase (and related documents) and the Schedule 14D-9 (and related documents), the costs of mailing all such documents to shareholders of Rainforest, and the fees and expenses of Innisfree M&A Incorporated shall be split evenly between Purchaser, on the one hand, and Rainforest on the other hand.

   In the event that prior to termination of the merger agreement, a bona fide takeover proposal for Rainforest has been made known to Rainforest or has been made directly to its shareholders generally or any person has publicly announced an intention to make a bona fide takeover proposal for Rainforest, and thereafter the merger agreement is terminated, in certain cases, Rainforest will have to reimburse Landry's for its expenses, up to an aggregate amount of $2,500,000.

   Amendments. The merger agreement may be amended by written agreement of the parties thereto. Any amendment or termination of the merger agreement by Rainforest, any extension or waiver by Rainforest of the time for the performance of any of the obligations or other acts of Landry's or LSR Acquisition Corp. under the merger agreement or any waiver of any of Rainforest's rights under the merger agreement, requires the concurrence of a majority of the directors of Rainforest then in office who neither were designated by Landry's nor are employees of Rainforest.

Agreements with Executive Officers of Rainforest

   Immediately prior to the execution of the merger agreement, Landry's entered into an employment termination, consulting and non-competition agreement (each, a "non-competition agreement") with each of three executive officers of
Rainforest: Lyle Berman, Steven W. Schussler, and Ercument Ucan.

   Under the non-competition agreements, each of Messrs. Berman, Schussler and Ucan has agreed for a limited period of time following the acceptance by LSR Acquisition Corp. of shares for payment under the offer not to compete with Rainforest's business, not to solicit for employment Rainforest employees and not to disparage Rainforest's reputation, in each case subject to certain limitations. Pursuant to the non-competition agreements, each of Messrs. Berman's, Schussler's and Ucan's employment with Rainforest terminated at the time of LSR Acquisition Corp.'s acceptance of shares for payment under the offer. Each such executive officer has, however, agreed to render certain consulting services to Landry's for a limited period following LSR Acquisition Corp.'s acceptance of shares for payment under the offer in connection with general business and transitional matters relating to the combination and integration of Landry's and Rainforest's businesses. In addition, Mr. Schussler agreed to tender all of his outstanding shares into the tender offer, subject to certain limited withdrawal rights which Mr. Schussler exercised on October 27, 2000.

   In consideration of the consulting, non-competition, non-solicitation and other provisions under each non-competition agreement (including the termination of the change of control agreement entered into between Rainforest and each of Messrs. Berman, Schussler and Ucan earlier this year), Landry's will pay $500,000 to each of Messrs. Berman, Schussler and Ucan on July 1, 2001. In addition, under the terms of the non-competition agreements, each such executive officer will receive an amount equal to 200% of such executive officer's annual base salary (except in the case of Mr. Berman who shall receive 300% of his annual base salary) and an amount equal to the six month cost of his health care, life and accidental death and disability insurance (such insurance amount grossed-up to compensate the executive for the taxable nature of such payment). The amounts specified in the preceding sentence are substantially equivalent to the payments such officer would have received under his change of control agreement had such change of control agreement not been terminated, provided that such payments will be paid to such employee through the continuation of the payment of his base salary until July 1, 2001 when any remaining unpaid balance will be paid to the employee in a lump sum. The annual base salary of Messrs. Berman, Schussler and Ucan as of the date hereof is equal to $225,000, $200,000 and $200,000, respectively. The amount of the insurance payments to be made to Messrs. Berman, Schussler and Ucan is presently estimated to be approximately $2200, $5400 and $5400, respectively. In addition, Mr. Schussler shall receive an additional payment of $100,000, payable in monthly installments following LSR Acquisition Corp.'s acceptance of shares for payment under the offer. Payments due to Mr. Berman under his agreement may be setoff against certain payments that Landry's may be required to pay to retained Rainforest employees in 2001.

   Immediately prior to the execution of the merger agreement, Landry's and Rainforest entered into agreements with each of Stephen Cohen and Robert Hahn.

   Under the severance agreement entered into with Mr. Hahn, he is entitled to a sum equivalent to twenty-four months of his base salary as well as an amount equal to the six month cost of his health care, life, and accidental death and disability insurance in consideration for his continued employment with Rainforest for a period of six months following the LSR Acquisition Corp.'s acceptance of shares for payment under the offer. The foregoing insurance payment will be grossed-up to compensate for the taxable nature of such payment. The foregoing payments would be paid to Mr. Hahn bi-weekly following the termination of his employment with Rainforest through the continuation of the payment of his salary until July 1, 2001, upon which date any remaining unpaid balance would be paid in a lump sum. The annual base salary of Mr. Hahn as of the date hereof is $150,000 and the insurance payment is presently estimated to be approximately $5000. If Mr. Hahn resigns or is terminated for cause within six months of the date of Purchaser's acceptance of shares for payment under the offer, he will not be entitled to any payments under his severance agreement. If Mr. Hahn is constructively terminated or terminated other than for cause, he shall be entitled to any unpaid sums due him under his severance agreement, as well as the insurance payment, subject to certain conditions.

   Under the amended and restated change of control agreement entered into with Mr. Cohen, he is entitled to a sum equal to 200% of his annual base salary (20% of the aggregate payment being payable upon LSR Acquisition Corp.'s acceptance of shares for payment under the offer and upon each of the first four six-month anniversaries thereof), in consideration for which Mr. Cohen agreed to continue to be an employee of Rainforest for one year following the acceptance of shares for payment under the offer and to act as a consultant to Rainforest for up to one further year. If, before the first anniversary of the acceptance of shares for payment, Mr. Cohen resigns or is terminated for cause, or if Mr. Cohen fails to perform his consulting duties as agreed during the second year following LSR Acquisition Corp.'s acceptance of shares for payment under the offer, he will not receive any further payments or benefits under his agreement. If Mr. Cohen is constructively terminated or terminated other than for cause, he shall be entitled to any unpaid sums due him under his agreement, as well as an amount equal to the six month cost of his health care, life and accidental death and disability insurance, subject to certain conditions. The foregoing insurance payment will be grossed-up to compensate for the taxable nature of such payment. The annual base salary of Mr. Cohen as of the date hereof is $190,000 and the insurance payment is presently estimated to be approximately $5400.

   Each vested option held by Messrs. Berman, Schussler, Ucan, Hahn and Cohen at the effective time of the merger which has an exercise price less than $3.25 shall be cancelled in consideration for payment in cash of a sum equivalent to the product obtained by multiplying (x) the excess (if any) of $3.25 over the per share exercise price of such option and (y) the number of shares of Rainforest common stock covered by such option. Assuming Mr. Schussler does not exercise any options prior to the effective time of the merger, he is expected to receive a payment of approximately $38,200 in consideration for his options. Presently, Messrs. Berman, Ucan, Cohen and Hahn do not hold any options with an exercise price less than $3.25. As part of their respective agreements, Messrs. Cohen and Hahn have agreed not to exercise any options to acquire Rainforest common stock. Each of Messrs. Berman, Schussler, Ucan, Cohen and Hahn has further agreed to relinquish as of the effective time of the merger any options to acquire Rainforest common stock with an exercise price equal to or greater than $3.25. Additionally, each of Messrs. Berman, Schussler, Ucan, Cohen and Hahn have agreed to waive their rights under the change of control agreements they entered into with Rainforest earlier this year.

   The non-competition agreements of Messrs. Berman, Schussler and Ucan, the severance agreement with Mr. Hahn and the amended and restated change of control agreement with Mr. Cohen have been filed as an exhibit to the Tender Offer Statement on Schedule TO, filed by Landry's and LSR Acquisition Corp. with the SEC on September 29, 2000. See "WHERE YOU CAN FIND MORE INFORMATION".

Agreements with other Employees of Rainforest

   During the second quarter of 2000, Rainforest entered into various change of control agreements with selected personnel of Rainforest and adopted a change of control policy for all corporate level support employees that were not selected to be a party to a change of control agreement. With respect to the change of control agreements, they generally provide that if there is a "change of control" of Rainforest and the employee is terminated within two years following the change of control either "without cause" or through "constructive termination," such employee is entitled to receive a lump sum payment equal to two years base salary and six months of such employee's benefits. The change of control policy provides that all corporate level employees who have been employed with Rainforest for less than two years would receive a lump sum payment equal to six months salary and six months of such employee's benefits if such employee's employment is terminated within two years following a change of control and such termination was "without cause" or through "constructive termination." In the case of corporate level employees employed more than two years with Rainforest or who are in a director level position of Rainforest, such employee is entitled to receive a lump sum payment equal to one year salary and six months of benefits. A description of Rainforest's change of control agreements and policy can be found in Rainforest's Quarterly Report on Form 10-Q for the period ended July 2, 2000 which has been filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION".

   As a condition to Landry's obligation to effect the merger, Landry's has required that certain percentages of Rainforest employees enter into one of four forms of agreements among Landry's, Rainforest and each such employee. Each form of agreement would modify the terms of the Rainforest change of control agreement or the Rainforest change of control policy, as the case may be, applicable to such employee. Under the terms of the merger agreement, Rainforest has agreed to use its reasonable best efforts to cause it employees to enter into such agreements.

   The terms of the four forms of agreements generally provide for the payment of severance to the Rainforest employee who is a party thereto. Additionally, in some cases, the agreements also modify the amount and the timing of the payments being made to the Rainforest employee from those that the employee otherwise would have been entitled to under the change of control agreement entered into between Rainforest and such employee or under the Rainforest change of control policy, as the case may be.

   Each Rainforest employee who enters into such an agreement would not be permitted to solicit any Rainforest employees for employment for a period of two years following termination of his or her employment or to disclose any of the confidential information acquired by him or her about Rainforest's business. The employees subject to these agreements would also agree not to exercise any options to acquire Rainforest common stock. Instead, each vested option held by any such employees at the effective time of the merger which has an exercise price less than $3.25 shall be cancelled in consideration for payment in cash of a sum equivalent to the product obtained by multiplying (x) the excess (if any) of $3.25 over the per share exercise price of such option and (y) the number of shares of Rainforest common stock covered by such option. These employees will also have agreed to waive and forever relinquish all options to acquire any shares of Rainforest common stock which have an exercise price equal to or greater than $3.25.

                       BENEFICIAL OWNERSHIP OF RAINFOREST

   The following table sets forth, as of November 1, 2000, certain information regarding the beneficial ownership of shares of Rainforest common stock by each director of Rainforest, each executive officer of Rainforest, each person known by Rainforest to be the beneficial owner of more than 5% of the outstanding shares of Rainforest common stock and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares he beneficially owned. Unless otherwise indicated, the address of the directors and executive officers is 720 South Fifth Street, Hopkins, Minnesota 55343.

                                                                    Percent of
Name of Beneficial Owner                                   Number     Class
------------------------                                 ---------- ----------
Lyle Berman(1)(10)......................................    750,000     3.3%
Steven W. Schussler(2)(10)..............................  1,107,693     4.9
Ercument Ucan(3)(10)....................................    125,000       *
Kenneth W. Brimmer(4)...................................    300,000     1.3
Joel N. Waller(5).......................................     72,188       *
Charles Robinson(6).....................................     62,200       *
Sheldon F. Jacobs(7)....................................          0       0
All Directors and Executive Officers as a group
 (seven persons)........................................  2,417,081    10.6
Landry's Seafood Restaurants(8)......................... 13,484,811    59.1
State of Wisconsin Investment Board(9)..................  3,268,000    14.3

--------
 *  Less than 1%.

 (1) The address of this reporting person is 130 Cheshire Lane, Minnetonka, Minnesota 55305. Includes 750,000 shares not outstanding but deemed beneficially owned by virtue of Mr. Berman's right to acquire such shares within 60 days at an exercise price of $8.50 per share.
 (2) Includes 164,000 shares not outstanding but deemed beneficially owned by virtue of Mr. Schussler's right to acquire such shares within 60 days of which 39,000 options have an exercise price of $2.27 per share and 125,000 options have an exercise price of $8.50 per share.
 (3) Includes 125,000 shares not outstanding but deemed beneficially owned by virtue of Mr. Ucan's right to acquire such shares within 60 days at an exercise price of $8.50 per share.
 (4) Includes 300,000 shares not outstanding but deemed beneficially owned by virtue of Mr. Brimmer's right to acquire such shares within 60 days.

 (5) Includes 72,188 shares not outstanding but deemed beneficially owned by virtue of Mr. Waller's right to acquire such shares within 60 days.
 (6) Charles Robinson resigned effective March, 2000, and his beneficial ownership information as disclosed above was correct as of his resignation date.
 (7) The address of such reporting person is 1500 Tamarack Drive, Long Lake, MN 55356.
 (8) The address of such reporting person is 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056. Includes 12,454,011 shares held by LSR Acquisition Corp., a wholly owned subsidiary of Landry's Seafood Restaurants, Inc.
 (9) The address of such reporting person is PO Box 7842, Madison, WI 53707. Based solely upon the most recent Schedule 13D on file with the Securities and Exchange Commission.
(10) Pursuant to the non-competition agreement between the reporting person and Landry's, all such reporting person's stock options which have an exercise price less than $3.25 per share at the effective time of the merger will be cancelled in consideration for a cash payment equal to the excess of $3.25 over the exercise price. All remaining stock options that have an exercise price equal to or greater than $3.25 per share at the effective time of the merger will be cancelled.

             PROPOSALS OF SHAREHOLDERS FOR THE 2000 ANNUAL MEETING

   Rainforest does not expect to hold another annual meeting of shareholders. Therefore, deadlines for submitting shareholder proposals at Rainforest's next annual meeting are inapplicable.

                      WHERE YOU CAN FIND MORE INFORMATION

   Landry's and Rainforest are subject to the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov/."

   You can also access information regarding Landry's and Rainforest at their respective web sites, "http://www.landrysseafood.com/" and
"http://www.rainforestcafe.com/."

   You may inspect information that Landry's and Rainforest have filed with the New York Stock Exchange and NASD, respectively, at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

                                                                        ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of September 26, 2000, by and among Rainforest Cafe, Inc., a Minnesota corporation (the "Company"), Landry's Seafood Restaurants, Inc., a Delaware corporation ("Purchaser"), and LSR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Merger Sub, Purchaser and the Company deem it advisable and in the best interests of their respective stockhold ers that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement;

     WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by Merger Sub commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, no par value, of the Company (the "Common Stock" and the associated Rights (the shares of Common Stock and any associated Rights are referred to in this Agreement as "Shares")), for $3.25 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to applicable withholding Taxes, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company has unanimously approved the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement and each of the Noncompetition Agreements, and has determined that Offer and the Merger, this Agreement and the transactions contemplated by this Agreements and each of the Noncompetition Agreements are fair to and in the best interests of the Company and its stockholders, and has resolved to recommend that holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and approve and adopt this Agreement and the Merger;

     WHEREAS, the Board of Directors of each of Purchaser (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the merger of the Merger Sub with and into the Company (the "Merger") with the Company continuing as the surviving corporation in the Merger, in the case of Purchaser and Merger Sub, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and, in the case of the Company, in accordance with the Minnesota Business Corporation Act ("MBCA") and, in each such case, upon the terms and conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company and a special committee of the Company's Board of Directors formed in accordance with Section 302A.673 of the MBCA have unanimously approved the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement, and such approvals are sufficient to render Sections 302A.671, 302A.673 and 302A.675 of the MBCA inapplicable to the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement; and

     WHEREAS, as a condition and inducement to Purchaser's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser is entering into an Employee Termination, Consulting and Non-Competition Agreement (the "Noncompetition Agreements") with each of Lyle Berman, Steven W. Schussler and Ercument Ucan.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                              TERMS OF THE MERGER

          1.1. The Offer.
               ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and none of the events set forth in paragraphs (a) through (m) of Annex A hereto shall have occurred or be existing
                              -------
(and shall not have been waived by Merger Sub), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days from the date of this Agreement. The obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the Minimum Condition and to the satisfaction or waiver by Merger Sub of the other conditions set forth in Annex A hereto. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered to Merger Sub pursuant to the Offer. Merger Sub expressly reserves the right to waive any of such conditions, to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, modifies or amends any of the conditions set forth in Annex A hereto, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives or reduces the Minimum Condition or makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Merger Sub will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Merger Sub's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by this Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act, or (iii) extend the Offer from time to time until the Culmination Date, in the event that, at the then-scheduled expiration date, all of the conditions of the Offer set forth in Annex A hereto have not been satisfied or waived as permitted by this Agreement. Any extension of the Offer pursuant to clause (i) or (iii) of the immediately preceding sentence shall not exceed the lesser of twenty business days or such fewer number of days that Merger Sub reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. For purposes of this Agreement, the term "Culmination Date" means the first business day which follows the thirty-ninth business day following the day upon which the Offer commenced. On or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Purchaser shall provide or cause to be provided to Merger Sub the funds necessary to pay for all Shares that Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall, subject to any required with holding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. For purposes of this Agreement, the term "Minimum Condition" means the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which, together with the Shares owned by Purchaser and Merger Sub on the date hereof, constitutes at least a majority of the Shares outstanding at the time the Offer expires.

          (b) As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Purchaser and Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Purchaser and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

          (c) Purchaser and Merger Sub will file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes.

          1.2. Company Actions.
               ---------------

          (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors and a special committee of the Company's Board of Directors formed in accordance with Section 302A.673 of the MBCA (the "Special Committee"), each at a meeting duly called and held, have (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and each of the Noncompetition Agreements, and such approvals are (x) sufficient to render Sections 302A.671, 302A.673 and 302A.675 of the MBCA inapplicable to this Agreement and the transactions contemplated by this Agreement and (y) in accordance with Section 302A.255 of the MBCA, and
(iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board and the approval of the Special Committee described in the immediately preceding sentence, and the Company shall not permit the recommendation of the Company's Board or the disclosure regarding the approval of the Special Committee or any component thereof to be modified in any manner adverse to Purchaser or Merger Sub or to be withdrawn by the Company's Board or the Special Committee, except as provided in
Section 4.8(b) hereof.

          (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Purchaser and Merger Sub, on the other hand, will promptly correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Purchaser, Merger Sub and their counsel prior to responding to any such comments.

          (c) The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger
Sub with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Purchaser, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

          1.3. Directors of the Company.
               ------------------------

          (a) Immediately upon the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company and its Board of Directors shall, after the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of its Board of Directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser's designees to be so elected to the Company's Board and shall cause Purchaser's designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith. In the event that Merger Sub requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall cause such directors of the Company to resign as may be designated by Merger Sub in a writing delivered to the Company. Immediately upon the first purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, the Company shall, if requested by Purchaser, also cause directors designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Company's Board of Directors as is on the Company's Board of Directors. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company; each such director shall both be "disinterested" as defined in Section 302A.673 Subd. 1(d) of the MBCA. The Company and its Board of Directors shall promptly take all actions as may be necessary to comply with their obligations under this Section 1.3(a), including all actions as may be permitted under the MBCA and the Company's Bylaws.

          (b) The Company shall immediately take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors. Purchaser and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

          (c) Following the election of Purchaser's designees to the Company's Board of Directors pursuant to this Section 1.3 and prior to the Effective Time,
(i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, or
(iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Merger Sub nor are employees of the Company (the "Independent Director Approval").

          1.4. The Merger.  Upon the terms and subject to the conditions of this
               ----------
Agreement, the Merger shall be consummated in accordance with the MBCA and the DGCL. At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the MBCA and the DGCL and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Minnesota as a wholly owned subsidiary of Purchaser.

          1.5. The Closing; Effective Time.
               ---------------------------

          (a) The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto.

          (b) Effective Time.  Subject to the provisions of this Agreement, on
              --------------
the Closing Date the parties shall file with (i) the Secretary of State of the State of Delaware a certificate of merger in accordance with Section 251 of the DGCL (the "Certificate of Merger") or a certificate of ownership and merger (the "Certificate of Ownership and Merger") in accordance with Section 253 of the DGCL, as applicable, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger and (ii) the Secretary of State of the State of Minnesota articles of merger in accordance with Section 302A.615 or 302A.621 of the MBCA as applicable (as the case may be, the "Articles of Merger") executed in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA in order to effect the Merger.
The Merger shall become effective upon the filing of the Certificate of Merger or Certificate of Ownership and Merger, as the case may be, and the Articles of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger or Certificate of Ownership and Merger, as the case may be, and the Articles of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

          1.6. Conversion of Securities.  At the Effective Time, by virtue of
               ------------------------
the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

          (a) Each Share that is owned by Purchaser, the Company or any of their respective subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares) shall automatically be converted into the right to receive the Offer Price in cash (the

"Merger Consideration"), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.7 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7 hereof.

          (c) Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          1.7. Exchange of Certificates.
               ------------------------

          (a) Exchange Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective subsidiaries and Dissenting Shares) in connection with the Merger (the "Exchange Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(b) hereof. Purchaser shall deposit such aggregate Merger Consideration with the Exchange Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Exchange Agent as directed by Purchaser.

          (b) Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 1.6(b) hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.6(b) hereof.

          (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

          (d) Termination of Fund; No Liability. At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Ex change Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 1.6(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

          (f) Withholding Taxes. Purchaser and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and with hold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provi sion of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Sub.

          1.8  Options.  (a)  Except as provided in paragraph (b) below with
               -------
respect to the Company's 1996 Employee Stock Purchase Plan, as amended (the "Company ESPP"), at the Effective Time, each then outstanding and unexercised option (the "Company Options") exercisable for Shares shall become fully vested and exercisable (by virtue of their terms) and Purchaser shall cause each holder of a Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options ("Purchaser Replacement Options") exercisable for shares of common stock, par value $.01 per share, of Purchaser ("Purchaser Stock") having the same terms and conditions as the Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Company Options pursuant to the plans or arrangements pursuant to which such Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Conversion Fraction, and rounded to the nearest whole cent or number, respectively. Purchaser shall use all reasonable efforts to ensure that any Company Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Purchaser Replacement Options after the Effective Time. Promptly after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Purchaser Replacement Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Purchaser Replacement Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable upon exercise of Purchaser Replacement Options. Purchaser's Board of Directors shall take all actions necessary on the part of Purchaser to enable the acquisition of Purchaser Stock, Purchaser Replacement Options and subsequent transactions in Purchaser Stock after the Effective Time pursuant to Purchaser Replacement Options by persons subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the application of Section 16(b) of the Exchange Act, to the extent permitted thereunder. For purposes of this Agreement, the term "Conversion Fraction" shall mean the quotient determined by dividing (x) the Offer Price by (y) eight dollars ($8.00).

          (b) The offerings under the Company ESPP shall be terminated as of the date hereof, and Shares shall not be issued to participants thereunder after the date hereof. As of the Effective Time, each participant under the Company ESPP shall receive a cash payment equal to the balance, if any, of any accumulated payroll deductions for which they did not receive Shares.

          1.9  Dissenting Shares.  Notwithstanding any provision of this
               -----------------
Agreement to the contrary, each outstanding Share, the holder of which has de-manded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.6(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters' rights with respect to its Shares under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 1.6(b) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Shares with respect to such de-mands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the MBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

          1.10. Articles of Incorporation and Bylaws.  Subject to Section 5.5
                ------------------------------------
hereof, at and after the Effective Time until the same have been duly amended,
(i) the Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of the Company in effect at the Effective Time and (ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of the Company in effect at the Effective Time.

          1.11. Directors and Officers.  At and after the Effective Time, the
                ----------------------
directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

          1.12. Other Effects of Merger.  The Merger shall have all further
                -----------------------
effects as specified in the applicable provisions of the MBCA and the DGCL.

          1.13. Additional Actions.  If, at any time after the Effective Time,
                ------------------
the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule to be delivered by the Company to Purchaser upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclo sure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article II, the Company hereby represents and warrants to Purchaser and Merger Sub as follows (provided that the Company makes no representations and warranties under this Article II with respect to those subsidiaries of the Company which have been expressly identified in the Company Disclosure Schedule as being excluded from this
Article II):

          2.1. Due Incorporation and Good Standing.  The Company and each
               -----------------------------------
subsidiary of the Company (the "Company Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which the Company competes, or (iii) the taking of any action contemplated by this Agreement; provided, however, that if
                                                     --------  -------
the Designated Cash Amount as of the date upon which the Offer expires is less than fifteen million dollars ($15,000,000), then, for all purposes under this Agreement (including, without limitation, paragraph (c) of

Annex A hereto), a "Company Material Adverse Effect" shall be deemed to have occurred. For purposes of this Agreement, the term "Designated Cash Amount" shall be determined in accordance with generally accepted accounting principles consistently applied and shall be equal to the difference determined by subtracting (x) an amount equal to the projected working capital needed by the Company over the 30-day period following the date upon which the Offer expires (net of projected operating income over such 30-day period and calculated assuming past and future compliance with Sections 4.1(a)(i) and 4.1(b)(P) hereof) from (y) the balance of the unrestricted cash of the Company as of the date upon which the Offer expires. The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

          2.2. Capitalization.  As of the date hereof, the authorized capital
               --------------
stock of the Company consists of 50 million shares of capital stock. As of the date hereof, 22,812,470 shares of Common Stock were issued and outstanding and no shares of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock") are issued, outstanding or reserved for issuance, except for 300,000 shares of the Company Preferred Stock which have been designated as "Series A Junior Participating Preferred Stock" and reserved for issuance in connection with the Rights Agreement, dated as of May 23, 2000 between the
Company and Norwest Bank Minnesota (the "Rights Agreement").   As of the date
hereof, a total of 4,035,038 shares of Common Stock are reserved for future issuance to employees and directors upon exercise of any Company Options, warrants or other rights to purchase or acquire any shares of capital stock of the Company (including restricted stock, stock equivalents and stock units). Except as provided in the immediately preceding two sentences, no other shares of capital stock of the Company is authorized or reserved for issuance or issued or outstanding. All issued and outstanding shares of Common Stock are, and all shares which may be issued upon exercise of then outstanding Company Options will be when issued, duly authorized, validly issued, fully paid and non-assessable. Except for the Company's obligations under the Rights Agreement (including with respect to the Company Preferred Stock purchase rights issued or issuable thereunder (the "Rights")) and except as otherwise expressly contemplated by this Agreement, as of the date hereof there are no out standing rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the issued, outstanding, authorized but unissued, or unauthorized shares of capital stock or any other security of the Company, and there is no authorized or issued security of any kind convertible into or exchangeable, for any such capital stock or other security. A true, correct and complete copy of the Rights Agreement has been delivered to Purchaser by the Company prior to the date hereof.

          2.3. Subsidiaries.  Section 2.3 of the Company Disclosure Schedule
               ------------
sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Schedule. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section
2.3 of the Company Disclosure Schedule, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

          2.4. Authorization; Binding Agreement.  The Company has all requisite
               --------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, and each of the Noncompetition Agreements have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The Special Committee of the Company's Board of Directors and the Company's Board of Directors have approved the Offer, the Merger, this Agreement and the Noncompetition Agreements and the transactions contemplated hereby and thereby and such approvals are (i) sufficient so that Sections 302A.671, 302A.673 and 302A.675 of the MBCA will not impede the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement and (ii) in accordance with Section 302A.255 of the MBCA.

          2.5. Governmental Approvals.  No consent, approval, waiver or
               ----------------------
authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement, the Offer, the Merger or the consummation by the Company of the other transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators (including the Commissioner of Commerce of the State of Minnesota) and the National Association of Securities Dealers, Inc. ("NASD"), (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

          2.6. No Violations.  The execution and delivery of this Agreement, the
               -------------
Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not
(i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries, (ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which the Company or any of the Company Subsidiaries are parties or by which their respective assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

          2.7. Securities Filings.  (a)  The Company has made available to
               ------------------
Purchaser true and complete copies of (i) its Annual Reports on Form 10-K for the years ended January 2, 2000, January 3, 1999, December 28, 1997 and December 29, 1996 as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since December 29, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since December 29, 1996 regardless of whether such filings were made prior to or after the date hereof. The reports and statements set forth in clauses (i) through (iii) above are referred to collectively herein as the "Company Securities Filings." As of their respective dates, and as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings filed subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company Securities Filings at the time of filing and as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Exchange Act or the Securities Act, as applicable.

          2.8. Company Financial Statements.  The audited consolidated financial
               ----------------------------
statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared or, as to Company Securities Filings filed subsequent to the date hereof, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present or, as to Company Securities Filings filed subsequent to the date hereof, will present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act. All accounts receivable of the Company, whether reflected in the Company Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown in the Company Financial Statements filed prior to the date hereof.

          2.9. Absence of Certain Changes or Events; No Undisclosed Liabilities.
               ----------------------------------------------------------------
Except as set forth in Section 2.9 of the Company Disclosure Schedule, since January 2, 2000, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any Company Subsidiary, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since July 2, 2000, through the date of this Agreement, there has not been any action taken by the Company or any of the Company Subsidiaries that, had Section 4.1 hereof been in effect at such time, would have constituted a breach of Section 4.1 hereof. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in its January 2, 2000 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since January 2, 2000, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

          2.10. Compliance with Laws.  The business of the Company and each of
                --------------------
the Company Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

          2.11. Permits.  (i) The Company and each of the Company Subsidiaries
                -------
have all permits (including signage permits), certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

          2.12. Litigation.  Except as disclosed in the Section 2.12 of the
                ----------
Company Disclosure Schedule, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

          2.13. Contracts.
                ---------

          (a) Neither the Company nor any of the Company Subsidiaries is a party or is subject to any franchise, management, royalty, license, lease or joint venture agreement or any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument ("Company Material Contract") that is not so listed in Section 2.13(a) of the Company Disclosure Schedule. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable by the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

          (b) Except as is listed in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or has any of its assets or properties subject to, any agreement, arrangement or under standing (written or oral) with any other person (including a Company Subsidiary or an affiliate of the Company or of any Company Subsidiary), which (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person, (ii) guarantees the obligations of, or performance of any acts, by such other person, or (iii) imposes legal liability on the Company or any Company Subsidiary for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract, lease, license, agreement or instrument.

          2.14. Employee Benefit Plans.  (a)  Section 2.14 of the Company
                ----------------------
Disclosure Schedule contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of the Company Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance in all material respects with its terms and all applicable
Law. Neither the Company nor any of the Company Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

          (b) The Company has identified in Section 2.14(b) of the Company Disclosure Schedule and has made available to Purchaser true and complete copies of: (1) all severance, employment, consulting and other agreements with directors, executive officers, key employees or consultants of the Company; (2) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees or directors; and (3) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule

(which includes the amount of the payments due under such agreements, programs, policies, plans, or other arrangements referred to in the preceding sentence), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment, compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or any affiliate of the Company from the Company or any Company Subsidiary or any such affiliate under any Company Benefit Plan or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

          (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible by virtue of Section 162(m) or 280G of the Code.

          2.15. Taxes and Returns.  (a)  The Company and each of its subsid-
                -----------------
iaries has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established. There are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable.

          (b) None of the Company or any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          (c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with another event) will not result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries.

          (d) None of the Company or any of the Company Subsidiaries has been a member of any consolidated, combined, unitary or affiliated group of corpora-tions for any Tax purposes other than a group of which the Company is or was the common parent corporation.

          (e) None of the Company or any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that could reasonably be expected to have a Company Material Adverse Effect following the Closing.

          (f) None of Company or any of the Company Subsidiaries is currently being audited by any taxing authority and none of the Company or any of the Company Subsidiaries has been notified by any tax authority that any such audit is contemplated or pending.

          (g) For purposes of this Agreement, the term "Tax" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          2.16. Intellectual Property.  (a)  The Company or the Company
                ---------------------
Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, any and all (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, (iii) trade secrets, including confidential and other non-public information, (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto, (v) databases and all database rights, and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in the case of each of clauses (i), (ii), (iii), (iv), (v) and (vi), are used in the respective businesses of the Company or the Company Subsidiaries as currently conducted (as described in clauses (i) through (vi) above, collectively, "Company Intellectual Property"), except for any such failures to own, be licensed or possess rights that would not be reasonably likely to have a Company Material Adverse Effect.

          (b) Except as set forth on Section 2.16(b) of the Company Disclosure Schedule, to the Company's knowledge, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party, except for any such conflicts or infringements that would not be reasonably likely to have a Company Material Adverse Effect.

          (c) Section 2.16(c) of the Company Disclosure Schedule sets forth a complete list of all material trademarks, registrations and applications pertaining to the Company Intellectual Property owned by the Company and the Company Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or the Company Subsidiaries, free and clear of liens or encumbrances of any nature.

          (d) Section 2.16(d) of the Company Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements in which the Company and the Company Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

          (e) The Company and each of the Company Subsidiaries own or have the right to use all computer software currently used in and material to the businesses, except for any failures to own or have the right to use that would not be reasonably likely to have a Company Material Adverse Effect.

          (f) All Company Intellectual Property was developed by: (i) employees of the Company within the scope of their employment; or (ii) independent contractors as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements.

          2.17. Finders and Investment Bankers.  Other than pursuant to the
                ------------------------------
Piper Engagement Letter, neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. For purposes of this Agreement, the term "Piper Engagement Letter" means the letter dated September 19, 2000 from U.S. Bancorp Piper Jaffray to the Company. A true and complete copy of the Piper Engagement Letter has been delivered by the Company to Purchaser prior to the date hereof.

          2.18. Fairness Opinion.  The Company has received from U.S. Bancorp
                ----------------
Piper Jaffray, its financial advisor, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received in the Offer and the Merger by the Company's share holders is fair to the Company's shareholders from a financial point of view.

          2.19. Insurance.  Section 2.19 of the Company Disclosure Schedule sets
                ---------
forth a true and complete list of all insurance policies carried by, or covering, (i) the Company and the Company Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, and (ii) the directors and officers of the Company and the Company Subsidiaries, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and the Company Subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.19 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

          2.20. Vote Required; Ownership of Purchaser Capital Stock; State
                ----------------------------------------------------------
Takeover Statutes.  (a)  The affirmative vote of the holders (including Merger
-----------------
Sub following its acceptance of Shares for payment under the Offer) of a majority of the outstanding Shares (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereunder (other than the Offer, in respect of which no approval is required from the holders of capital stock of the Company).

          (b) Neither the Company nor any of the Company Subsidiaries beneficially owns, either directly or indirectly, any shares of Purchaser capital stock.

          (c) The Company has taken all actions necessary under the MBCA to approve the Offer, the Merger and the other transactions contemplated by this Agreement and the transactions contemplated by each of the Noncompetition Agreements. The Company's Board of Directors and the Special Committee, each at a meeting duly called and held, have approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement, and each of the Noncompetition Agreements and the transactions contemplated thereby, and such approvals are (i) sufficient so that Sections 302A.671, 302A.673 and 302A.675 of the MBCA will not impede the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement and (ii) in accordance with Section 302A.255 of the MBCA. No other "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation applies or purports to apply to this Agreement, the Offer or the Merger or the other transactions contemplated by this Agreement (other than Chapter 80B of the Minnesota Statutes).

          2.21. Title to Properties.  Section 2.21 of the Company Disclosure
                -------------------
Schedule sets forth a complete list of all material real property owned in fee by Company or any of the Company Subsidiaries and sets forth all material real property leased by Company or any of the Company Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Company Real Property"). The

Company Real Property set forth in Section 2.21 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of encumbrances, except for: (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; and (c) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), and (c) being referred to herein as "Permitted Encumbrances"); and the consummation of the transactions contemplated hereby will not create any encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business on such property.

          2.22. Environmental Matters.  The Company has not, and no third party
                ---------------------
has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. (S) 9601-9657, as amended) (collectively, "Hazardous Substances") except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Company Real Property that would cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S) 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Act, 33 U.S.C. (S) 1251 et seq., or the Clean Air Act, 42 U.S.C. (S) 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Company Material Adverse Effect. There are no substances or conditions in or on the Company Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Company Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Company Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

          2.23. Rights Plan.  The Board of Directors of the Company has amended
                -----------
the Rights Agreement to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1 hereof, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Purchaser nor Merger Sub shall become an Acquiring Person (as such term is defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer, or the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) the Rights shall terminate and expire immediately preceding the time of Merger Sub's acceptance of Shares for payment under the Offer. Such amendment to the Rights Agreement is valid and binding, has not been modified or waived in any respect and remains in full force and effect.

          2.24. Schedule 14D-9; Offer Documents; and Proxy Statement. Neither
                ----------------------------------------------------
the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Purchaser or Merger Sub which is contained in any of the foregoing documents.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to the Company as follows:

          3.1. Due Incorporation and Good Standing.  Each of Purchaser and
               -----------------------------------
Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole, and except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Purchaser competes, or
(iii) the taking of
any action contemplated by this Agreement ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser.

          3.2. Authorization; Binding Agreement.  Purchaser and Merger Sub have
               --------------------------------
all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contem plated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

          3.3. Governmental Approvals.  No Consent from or with any Governmental
               ----------------------
Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators (including the Commissioner of Commerce of the State of Minnesota) and the New York Stock Exchange (the "NYSE"), (iii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

          3.4. No Violations.  The execution and delivery of this Agreement, the
               -------------
Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

          3.5. Finders and Investment Bankers.  Neither Purchaser nor any of its
               ------------------------------
officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          3.6. Offer Documents; Proxy Statement; Schedule 14D-9.   Neither the
               ------------------------------------------------
Schedule TO nor any information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule TO will, when filed by Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and the Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto.

          3.7. Financing.  The Purchaser has obtained necessary approvals from
               ---------
financial institutions that would allow the Purchaser and Merger Sub to have sufficient cash resources available to pay for the Shares that the Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer. At or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Purchaser and Merger Sub will have sufficient cash resources available to pay for the Shares that the Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

          3.8. Ownership of Shares.  As of the date hereof, Purchaser and its
               -------------------
subsidiaries own an aggregate of 1,030,800 Shares.


                                   ARTICLE IV

                      ADDITIONAL COVENANTS OF THE COMPANY

          4.1. Conduct of Business of the Company and the Company Subsidiaries.
               ---------------------------------------------------------------
(a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause each of the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and (ii) the Company shall, and shall cause each of the Company Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain satisfactory relationships with all persons with whom it does business, and to preserve the possession, control and condition of all of its assets.

          (b) Without limiting the generality of the foregoing clause (a), neither the Company nor any Company Subsidiary will:

          (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

          (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of or any Voting Debt of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for the issuance of Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms. For purposes of this Agreement, the term "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights;

          (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions payable to the Company or any Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than pursuant to commitments outstanding on the date of this Agreement in accordance with their present terms as set forth on Schedule 4.1(a)(C) of the Company Disclosure Schedule;

          (D) (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except incurrences that constitute refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or incur any pre-opening expenses, other than as set forth in Section 4.1(a)(D) of the Company Disclosure Schedule; (d) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary and customary travel, relocation or business advances to employees); (e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to the Company and the Company Subsidiaries taken as a whole other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

          (E) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any share holder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

          (F) (i) commence or settle any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures.

          (G) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

          (H) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

          (I) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

          (J) materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

          (K) enter into any new line of business;

          (L) enter into any lease, contract or agreement pursuant to which the Company or any Company Subsidiary is obligated to pay or incur obligations of more than $25,000 per year, other than (i) the purchase of inventory in the ordinary course of business consistent with past practice or (ii) in connection with the construction of restaurants as listed in Section 4.1(a)(L) of the Company Disclosure Schedule and approved, if required, pursuant to clause (N) below;

          (M) make any changes to its current investment strategy, policy or practices;

          (N) make, engage or incur costs for the design or construction of any new restaurant, the remodeling or renovation of existing restaurants or restau-rants under construction without approval by Purchaser (it being understood that Purchaser shall have approval of all design and construction matters);

          (O) allow any employee or other person to remove any Company asset, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of the Company or any other Company facilities;

          (P) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past prac-tice, or delay the making of any capital expenditures from the Company's current capital expenditure schedule;

          (Q) issue any gift certificates, coupons or complimentary rights for dining or retail other than in such amounts as are in the ordinary course of business consistent with past practice;

          (R) harm, neglect, abuse, sell, give away, or otherwise dispose of any parrots (or comparable tropical birds); or, sell give away or otherwise dispose of any inventory, other than in the ordinary course of business consistent with past practice; or

          (S) authorize any of, or agree to commit to do any of, the foregoing actions.



          (c) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

          4.2. Notification of Certain Matters.  The Company shall give prompt
               -------------------------------
notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any Company Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to the Company shall have any affect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

          4.3. Access and Information.
               ----------------------

          (a) Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with
(i) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request, and (ii) a copy of each material report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of applicable securities laws or the NASD; provided, however, that, between the date hereof and the time of first acceptance of Shares for payment under the Offer, (i) Purchaser may, with prior notice to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, contact any employee of the Company directly, provided that such contact is for informational purposes only and does not unreasonably interfere with such employee's ongoing responsibilities to Rainforest, and (ii) access to the Company's offices and facilities shall only be with the sole and absolute, prior written consent of the Company's Chief Executive Officer, Chief Financial Officer or General Counsel (provided that this Agreement shall not constitute prior written consent); and, following the time of first acceptance of Shares for payment under the Offer, Purchaser shall not be restricted in any manner in contacting employees of the Company or in accessing the Company's offices and facilities. No such access, inspections or furnishment of information shall have any adverse effect on Purchaser or Merger Sub's ability to assert that conditions to Closing or to the consummation of the Offer have not been satisfied.

          (b) The Chief Financial Officer of the Company shall deliver to the Purchaser immediately before the close of business on the day which is six business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the then-scheduled expiration date of the Offer, a certificate executed by such officer which sets forth (i) the Designated Cash Amount (including a reasonably detailed explanation of the calculation thereof) and (ii) the number of issued and outstanding Shares as of the date of the expiration of the Offer. If the Purchaser disagrees as to the amount of (or the calculation of) the Designated Cash Amount, then the Purchaser shall have the right to refer the disagreement to an accounting firm (which will be different than the firm currently used by each of the Company and Purchaser) of independent certified public accountants as the Company and Purchaser may mutually agree or, if they cannot agree, as their respective accounting firms shall agree (in either case, the "Independent Accounting Firm") for resolution. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform such services within two business days of the submission to it of the dispute and, in any case, as soon as practicable after such submission. The fees, costs and expenses related to the Independent Accounting Firm shall be shared equally by the Company and Purchaser. This provision for Independent Accounting Firm shall be specifically enforceable by the parties and the decision of the Independent Accounting Firm in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

          (c) Without limiting any other provision of this Agreement, from time to time during the Offer upon the request of the Purchaser, immediately before the close of business on the day which is six business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the expiration date of the Offer, the Company shall inform Purchaser orally and in writing as to the then-current status of satisfaction of the conditions to the Offer described in paragraphs (c), (e), (f), (g), (h), (i),
(l) and (m) on Annex A hereto.  The President of the Company shall deliver to
               -------
the Purchaser promptly following the close of business on the then-scheduled expiration date of the Offer a certificate executed by such officer to the effect that the conditions to the Offer specified in the immediately preceding sentence have been satisfied.

          (d) Promptly following the date of this Agreement, the Company shall deliver to the Purchaser a copy of duly adopted resolutions of the Company's Board of Directors approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby (including the Noncompetition Agreements) and, in each case, the transactions contemplated thereby, certified by the Secretary of the Company. Such resolutions shall be in substantially the same form as those attached as Exhibit A hereto.
                                                    ---------

          (e) The Company shall use its best efforts to file with the SEC by October 31, 2000 the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (the "Third Quarter Form 10-Q").

          4.4. Special Meeting; Proxy Statement.
               --------------------------------

          (a) As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) (A) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of the Merger and this Agreement;
(B) subject to Section 4.8(b), the Company shall, through the Company's Board of Directors, declare advisable and recommend to its stockholders that they approve the Merger and adopt this Agreement, and shall include disclosure regarding the approvals of the Company's Board and the Special Committee referred to in
Section 2.20(c) in the Proxy Statement; and (C) without limiting the generality of the foregoing, the Company agrees that its obligations under clause (A) of this Section 4.4(a)(i) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or the withdrawal or modification by the Board of Directors or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement.

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel.

          (b) Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Merger Sub or any of Pur-chaser's other subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

          (c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Purchaser, Merger Sub and any other subsidiaries of Purchaser shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL and Section 302A.621 of the MBCA.

          4.5. Reasonable Best Efforts.
               -----------------------

          (a) Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) consulting and cooperating with and providing assistance to Purchaser and Merger Sub in the preparation and filing with the SEC of the Offer Documents and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

          (b) The Company agrees to inform Purchaser regularly, and to respond to requests of Purchaser, as to the status of whether or not each material Consent required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have been obtained. The Company shall promptly deliver to Purchaser in writing a reasonably detailed notice (the "Consent Notice") as to the status of all such material Consents (i) immediately before the close of business on the thirteenth business day (such date, the "Consent Notice Date") following the commencement of the Offer and (ii) immediately before the close of business on the day which is six business days prior to the then-scheduled expiration date of the Offer. In the event that the Company has not obtained any one or more of such material Consents by the Consent Notice Date, then Purchaser shall have up to and including the date (the "Decision Date") which is the actual expiration date of the Offer to (i) terminate this Agreement in accordance with Section 7.1(f) hereof or (ii) waive any such one or more material Consents by delivery of a reasonably detailed written notice to the Company (any such material Consents so waived in writing by Purchaser, collectively, the "Waived Consents"); provided,
                                                                      --------
however, that in the event that Purchaser has not by or on the Decision Date
-------
either (i) terminated this Agreement in accordance with Section 7.1(f) hereof or
(ii) waived all such material Consents, then this Agreement shall terminate without any action by any party hereto in accordance with Section 7.1(g) hereof. Notwith standing any such waiver of material Consents, if Purchaser has not so terminated this Agreement, the Company shall continue to use its reasonable best efforts to actually obtain the Waived Consents pursuant to Section 4.5(a) hereof up to the Closing Date.

          4.6. Public Announcements.  So long as this Agreement is in effect,
               --------------------
the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to the Offer or the Merger or the other transactions contemplated hereby without the written consent of Purchaser, or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries to Purchaser), except in any case under (a) or (b) where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

          4.7. Compliance.  In consummating the Offer, the Merger and the other
               ----------
transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

          4.8. Company Takeover Proposals.
               --------------------------

          (a) For purposes of this Agreement, "Company Takeover Pro posal" means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (2) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company determines in its good faith judgment based on the advice of the Company's financial advisers and outside legal counsel to be more favorable to the Company's shareholders, from a financial point of view, than the Offer and the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

          (b) Except as set forth in this Section 4.8, neither the Company nor its Board of Directors, nor any committee thereof, shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors of the Offer, this Agree-ment or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the time of the first acceptance of Shares for payment pursuant to the Offer, the Board of Directors of the Company determines in good faith, based on the advice of outside legal counsel, that the failure to do so reasonably could result in a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to Company's compliance with the provisions of this Section 4.8) (x) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger or (y) approve or recommend a Company Superior Proposal, but in each case, only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Company's Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and identifying the person making such Company Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.8, the Company shall promptly advise

Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Com-pany Takeover Proposal and the identity of the person making such request or Company Takeover Proposal and shall keep Purchaser fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          (d) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, based on the advice of its outside counsel, failure so to disclose would result in a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors, shall, except as permitted by Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal. Notwithstanding anything to the contrary contained herein, this Agreement and the Merger shall be submitted to the shareholders of the Company, in accordance with Section 4.4(a), at the meeting of such shareholders for the purpose of approving this Agreement and the Merger, and, subject to termination of this Agreement in accordance with the terms of Article VII hereof, nothing in this Agreement to the contrary shall be deemed to relieve the Company of such obligation.

          4.9. SEC and Shareholder Filings.  The Company shall send to Purchaser
               ---------------------------
a copy of all public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

          4.10 State Takeover Laws.  Notwithstanding any other provision in this
               -------------------
Agreement, unless this Agreement is terminated in accordance with the terms of
Article VII hereof, in no event shall the Minnesota Anti-Takeover Approval be withdrawn, revoked or modified by the Board of Directors of the Company or the Special Committee. If any state takeover statute of the MBCA not rendered inapplicable by the Minnesota Anti-Takeover Approval becomes or is deemed to become applicable to this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other transactions contemplated by this Agreement, the Company shall take all reasonable action necessary to render such statute inapplicable to all of the foregoing. For purposes of this Agreement, the "Minnesota Anti-Takeover Approval" shall mean the actions taken by the Company's Board of

Directors and the Special Committee referred to in Section 2.20(c) hereof causing Sections 302A.671, 302A.673 and 302A.675 of the MBCA not to impede this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other transactions contemplated by this Agreement.

          4.11 Actions Regarding the Rights.  The Company shall not modify or
               ----------------------------
waive, except as expressly provided herein, the terms of its Rights Agreement as amended as of the date hereof, or take any action to redeem the Rights, except in connection with its entering into a Company Superior Proposal pursuant to and in accordance with Section 4.8 hereof.

          4.12. Additional Employee Matters.
                ---------------------------

          (a) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 1 Employee") of the Company set forth on Section 4.12(a) of the Company Disclosure Schedule to enter into an Amended and Restated Change of Control Agreement in the form included in Section 4.12(a) of the Com-pany Disclosure Schedule (the "Group 1 Severance Agreement").

          (b) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 2 Employee") of the Company set forth on Section 4.12(b) of the Company Disclosure Schedule to enter into a Severance Agreement in the form included in Section 4.12(b) of the Company Disclosure Schedule (the "Group 2 Severance Agreement").

          (c) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 3 Employee") of the Company set forth on Section 4.12(c) of the Company Disclosure Schedule to enter into a Severance Agreement in the form included in Section 4.12(c) of the Company Disclosure Schedule (the "Group 3 Severance Agreement").

          (d) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 4 Employee") of the Company set forth on Section 4.12(d) of the Company Disclosure Schedule to enter into a Relocation Agreement in the form included in Section 4.12(d) of the Company Disclosure Schedule (the "Group 4 Severance Agreement" and, together with the Group 1 Severance Agree-ment, the Group 2 Severance Agreement and the Group 3 Severance Agreement, the "Severance Agreements"); provided, however, that the Company may, after the offer to and rejection by a Group 4 Employee of a Group 4 Severance Agreement, offer such Group 4 Employee a Group 3 Severance Agreement.

          (e) For purposes of this Agreement, the term "Designated Severance Agreement" means, with respect to any employee of the Company, the form of Severance Agreement that this Section 4.12 designates with respect to such employee.

          (f) Section 4.12(f) of the Company Disclosure Schedule sets forth a true, correct and complete list for each Group 1 Employee, Group 2 Employee, Group 3 Employee and Group 4 Employee: (i) such employee's annual base compen-sation as of the date hereof; (ii) an amount equal to the six month cost to such employee of continuing his or her present health care coverage under Rainforest's COBRA program (grossed up to compensate such employee for the taxable nature of such payment); and (iii) an amount equal to the six month cost to Rainforest of continuing to provide such employee's current non-electable life insurance and insurance coverage for accidental death and disability (all as grossed-up to compensate such employee for the taxable nature of such payments).


                                    ARTICLE V

                       ADDITIONAL COVENANTS OF PURCHASER

          5.1. Notification of Certain Matters.  Purchaser shall give prompt
               -------------------------------
notice to the Company if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NYSE or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect; or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger.

          5.2. Reasonable Best Efforts.  Subject to the terms and conditions
               -----------------------
herein provided, Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby and
(ii) consulting and cooperating with and providing assistance to the Company in the preparation and filing with the SEC of the Schedule 14D-9 and the Proxy Statement and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

          5.3. Compliance.  In consummating the Offer, the Merger and the other
               ----------
transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

          5.4. SEC and Shareholder Filings.  Purchaser shall send to the Company
               ---------------------------
a copy of all public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

          5.5. Indemnification.  (a) As of the Effective Time, the indemnifi-
               ---------------
cation and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company's Bylaws or Articles of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided,
                                                                 --------
however, that nothing contained herein shall limit Landry's ability to merge the
-------
Company or the Surviving Corporation
into Landry's or any of its subsidiaries or any other person or otherwise elimi-nate the Company's or the Surviving Corporation's corporate existence. The Com-pany hereby covenants that it shall, to the fullest extent permitted under Minnesota law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Minnesota law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are re-ceived, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.5 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Notwithstanding anything to the contrary in this Section 5.5 or in the Bylaws or Articles of Incorporation of the Surviving Corporation, the foregoing indemnification shall not be available to an Indemnified Party to the extent that a claim arises in connection with facts or circumstances which, if known by Purchaser prior to the Effective Time, would have constituted a breach of the Company's representations, warranties, covenants or agreements made in this Agreement; the Article of Incorporation and Bylaws shall be amended as necessary to reflect this restriction on indemnification. Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reason able attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.5. To the fullest extent permitted by law, Purchaser shall cause the Surviving Corporation to advance expense in connection with the foregoing indemnification.

          (b) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

          5.6. Benefit Plans and Employee Matters.
               ----------------------------------

          (a) Purchaser shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's and the Company Subsidiaries' employees that, in the aggregate, are substantially comparable to those of Purchaser. From and after the Effective Time, Purchaser shall honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any Company Subsidiaries.

          (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Purchaser, the Company or any of their respective subsidiaries, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.


                                   ARTICLE VI

                                   CONDITIONS

          6.1. Conditions to Each Party's Obligations.  The respective
               --------------------------------------
obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval.  If required under the MBCA, the Company
              --------------------
Stockholder Approval shall have been obtained.

          (b) No Injunction or Action.  No order, statute, rule, regulation,
              -----------------------
executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

          (c) Purchase of Shares.  Purchaser or Merger Sub or any affiliate of
              -------------------
either of them shall have purchased Shares pursuant to the Offer.

          6.2. Conditions to Obligations of Purchaser.  The obligations of
               --------------------------------------
Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

          (a) Company Representation and Warranties.  The representations and
              -------------------------------------
warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          (b) Performance by the Company.  The Company shall have performed and
              --------------------------
complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

          (c) No Material Adverse Change.  There shall have been no changes,
              --------------------------
conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Company Securities Filings or on the Company Disclosure Schedule) that have or would reasonably be expected to have a Company Material Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Company Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

          (d) Governmental Approval.  All Consents of any Governmental Authority
              ---------------------
required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser or those Consents the failure or which to obtain will not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

          (e) Required Consents.  Except with respect to any Waived Consents,
              -----------------
any material required Consents of any person to the Merger or the other transactions contemplated hereby shall have been obtained and be in full force and effect.

          (f) Employee Termination, Consulting and Non-Competition Agreements.
              ---------------------------------------------------------------
Each Noncompetition Agreement shall be in full force and effect.

          (g) Severance Agreements.  The Company shall have delivered to
              --------------------
Purchaser: (i) a copy of a Group 1 Severance Agreement with respect to at least 80% of the Group 1 Employees, executed by the Company and each such Group 1 Employee; (ii) a copy of a Group 2 Severance Agreement with respect to at least 80% of the Group 2 Employees, executed by the Company and each such Group 2 Employee; (iii) a copy of a Group 3 Severance Agreement with respect to at least 80% of the Group 3 Employees, executed by the Company and each such Group 3 Employee; and (iv) a copy of a Group 4 Severance Agreement with respect to at least 90% of the Group 4 Employees, executed by the Company and each such Group 4 Employee. Notwithstanding the immediately preceding sentence, the Company shall have delivered to Purchaser a Designated Severance Agreement with respect to each Group 1 Employee, Group 2 Employee, Group 3 Employee and Group 4 Employee who entered into a Change of Control Agreement with the Company prior to the date hereof, each such Designated Severance Agreement being executed by the Company and such employee.

          6.3. Frustration of Conditions.  Neither Purchaser nor the Company
               -------------------------
may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.


                                   ARTICLE VII

                          TERMINATION AND ABANDONMENT

          7.1. Termination.  This Agreement may be terminated at any time prior
               -----------
to the Effective Time, whether before or after approval of the shareholders of the Company described herein:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company, if:

               (i) the Merger shall not have been consummated on or prior to June 30, 2001 (the "Drop Dead Date"), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if required under the MBCA, the vote of the Company's shareholders shall have been taken at a meeting duly convened therefor or at any adjournment or postponement thereof and shall be insufficient to approve the Merger and this Agreement; or

               (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Purchaser, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company;

          (d) by Purchaser, if (1) the Company shall have breached in any material respect its obligations set forth in Section 4.8 hereof, (2) the Board of Directors of the Company or the Special Committee, as the case may be, shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Superior Proposal or (3) the Board of Directors of the Company or the Special Committee, as the case may be, shall have resolved to take any of the foregoing actions;

          (e) by the Company, if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser;

          (f) by Purchaser on or before the Decision Date, if any one or more material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained;

          (g) without any action on the part of any party hereto on the day immediately following the Decision Date in the event that all material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained by the Company by or on the Decision Date and Purchaser (i) has not terminated this Agreement by or on the Decision Date pursuant to Section 7.1(f) or (ii) has not waived all such material Consents which have not been obtained by the Company by or on the Decision Date;

          (h) by the Purchaser, other than as a result of a breach by the Purchaser or Merger Sub of its obligations hereunder, if as a result of any condition set forth in Annex A hereto failing to be satisfied, the Purchaser
                       -------
shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder;

          (i) by the Company, upon approval of its Board of Directors, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder; and

          (j) by the Company, (i) upon determination by the Company's Board of Directors in the exercise of their good faith judgment as to their fiduciary duties as are imposed by law that such termination is required by reason of a Company Superior Proposal being made only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Company's Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, and prior to the first acceptance of Shares for purchase under the Offer and (ii) only if the Company has complied with Section 4.8 hereof.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.6 hereof.

          7.2. Effect of Termination and Abandonment.  (a) In the event of
               -------------------------------------
termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16 and 8.17) shall become void and of no further force or effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such
                                              --------  -------
termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

          (b) In the event that prior to termination of this Agreement a bona fide Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal (a "Competing Company Takeover Proposal"), and thereafter this Agreement is (x) terminated pursuant to Section 7.1(b)(i), 7.1(b)(ii) or 7.1(g), (y) terminated by Purchaser pursuant to Section 7.1(c), 7.1(d), 7.1(f) or

7.1(h), or (z) terminated by the Company pursuant to Section 7.1(i) or 7.1(j), then the Company shall promptly, but in no event later than, in the case of termination by Purchaser, two days after, or in the case of termination by the Company, immediately prior to, termination of this Agreement giving rise to the Company's payment obligation, pay Purchaser an amount (the "Expense Reimbursement Fee") equal to the Expenses, which shall not exceed two million five hundred thousand dollars ($2,500,000), payable by wire transfer of same day funds to an account designated by Purchaser. The Purchaser shall submit an accounting of the Expenses to the Company. For purposes of this Agreement, the term "Expenses" shall mean any and all costs, fees and expenses incurred by Purchaser and Merger Sub in connection with the preparation, negotiation, execution, performance and consummation of this Agreement, the Noncompetition Agreements, the Severance Agreements and any other agreements executed in connection herewith or therewith or in connection with any of the transactions contemplated by any such agreements and documents (including, without limitation, attorneys', information agent's and accountants' fees and expenses, Landry's internal time allocation relating to its employees, Landry's internal costs and expenses, governmental filing fees, and printing and mailing costs). The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not have entered into this Agree ment. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

          (c) Purchaser acknowledges that payments made under Section 7.2(b) hereof shall constitute its exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation.


                                   ARTICLE VII

                                 MISCELLANEOUS

          8.1. Confidentiality.  Unless (i) otherwise expressly provided in this
               ---------------
Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Offer and the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

          8.2. The Rainforest Cafe Friends of the Future Foundation.  Upon the
               ----------------------------------------------------
time of the first acceptance of Shares for payment under the Offer, the directors of Rainforest Cafe Friends of the Future Foundation (the "Foundation") shall resign and successor directors shall be designated by Purchaser. For all purposes of this Agreement, the Foundation shall be deemed a "Company Subsidiary."

          8.3. Amendment and Modification.  This Agreement may be amended,
               --------------------------
modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

          8.4. Waiver of Compliance; Consents.  Any failure of the Company on
               ------------------------------
the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.4.

          8.5. Survival.  The respective representations, warranties, covenants
               --------
and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 1.6(b), 1.7, 1.8, 1.9, 1.12, 1.13, 5.5, 8.1 and 8.15 hereof, which shall survive beyond the Effective Time in accordance with their terms.

          8.6. Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Company, to:

               Rainforest Cafe, Inc.
               720 South Fifth Street
               Hopkins, Minnesota  55343
               Attention: Stephen Cohen
               Telecopy:  612-352-2692

               with a copy to (but which shall not constitute notice to the Company):

               Maslon Edelman Borman & Brand, LLP
               3300 Norwest Center
               Minneapolis, Minnesota  55402
               Attention:  Douglas T. Holod, Esq.
               Telecopy:  612-672-8397

          (ii) if to Purchaser or Merger Sub, to:

               Landry's Seafood Restaurants, Inc.
               1400 Post Oak Blvd., Suite 1010
               Houston, Texas 77056
               Attention: Steven L. Scheinthal
               Telecopy: 713-623-4702

               with a copy to (but which shall not constitute notice to Pur chaser):

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036
               Attention: Paul T. Schnell, Esq.
               Telecopy: 212-735-2001

          8.7. Binding Effect; Assignment.  This Agreement and all of the
               --------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

          8.8. Expenses.  All costs and expenses incurred in connection with
               --------
this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided; however, that the parties hereto agree that the costs of printing the Offer to Purchase (and related documents) and the Schedule 14D-9 (and related documents), the costs of mailing all such documents to shareholders of the Company, and the fees and expenses of Innisfree M&A Incorporated shall be split equally between Purchaser, on the one hand, and the Company, on the other hand.

          8.9. Governing Law.  This Agreement shall be deemed to be made in, and
               -------------
in all respects shall be interpreted, construed and governed by and in accor-dance with the internal laws of, the State of Delaware. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

          8.10. Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

          8.11. Interpretation.  The article and section headings contained in
                --------------
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term "subsidiary" of any specified person shall mean any corporation any of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity any of the total equity interest of which, is directly or indirectly owned by such specified person, other than in any such case any entity which may be deemed to be a "subsidiary" of such specified person solely by reason of the ownership of equity securities of such entity which are registered under the Exchange Act and held by such specified person for investment purposes only, (iv) the term "knowledge," when used with respect to the Company, shall mean the knowledge of the directors and executive officers of the Company and, when used with respect to Purchaser, shall mean the knowledge of the directors and executive officers of Purchaser, and (v) the term "including" shall mean "including, without limitation". The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          8.12. Entire Agreement.  This Agreement and the documents or
                ----------------
instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, and any other written agreement entered into contemporaneously herewith embody the entire agreement and under standing of the parties hereto in respect of the subject matter contained therein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to therein. This Agreement and such other agreements supersede all prior agreements and the understandings between the parties with respect to such subject matter.

          8.13. Severability.  In case any provision in this Agreement shall be
                ------------
held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

          8.14. Specific Performance.  The parties hereto agree that
                --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

          8.15. Third Parties.  Nothing contained in this Agreement or in any
                -------------
instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections
5.5 and 5.6 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives.

          8.16. Disclosure Schedules.  The Company and Purchaser acknowledge
                --------------------
that the Company Disclosure Schedule (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in their entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement.

          8.17. Obligation of Purchaser.  Whenever this Agreement requires
                -----------------------
Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

                             /s/ Steven Scheinthal
                        By:  __________________________________________________
                             Name: Steven Scheinthal
                             Title: Vice President


                        RAINFOREST CAFE, INC.

                             /s/ Lyle Berman
                        By:  __________________________________________________
                             Name:     Lyle Berman
                             Title:    President


                        LSR ACQUISITION CORP.

                             /s/ Steven Scheinthal
                        By:  __________________________________________________
                             Name: Steven Scheinthal
                             Title: Vice President

                                                 Annex A to the Merger Agreement


                            Conditions to the Offer
                            -----------------------

          The capitalized terms used but not defined in this Annex A and which are defined in the attached Agreement and Plan of Merger shall have the meanings ascribed to such terms in such attached agreement.

          Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been entered, enforced, instituted, pending, threatened, or issued by any Governmental Authority, any judgment, order, injunction, ruling, proceeding, action, suit, charge or decree: (i) which could reasonably be expected to make illegal, restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, the Merger Sub or any other affiliate of Purchaser, or the consummation of the Merger; (ii) which could reasonably be expected to prohibit or limit the ownership or operation by the Company, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries, or which could reasonably be expected to compel the Company, Purchaser or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Purchaser or any of their subsidiaries; (iii) which could reasonably be expected to impose or confirm limitations on the ability of Purchaser, the Merger Sub or any other affiliate of Purchaser to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the Merger;
(iv) which could reasonably be expected to require divestiture by Purchaser, Merger Sub or any other affiliate of

Purchaser of any Shares; or (v) which otherwise could reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect;

          (b) there shall have been any statute, rule, regulation, judgment, order, legislation or interpretation of any nature pending, proposed, enacted, enforced, promulgated, amended or issued by any Governmental Authority or deemed by any Governmental Authority applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or NASDAQ other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any person, other than Purchaser or Merger Sub, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership 50% or more of any of the then outstanding Shares, or (ii) the Board of Directors of the Company, the Special Committee or any other committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Purchaser or Merger Sub, the recommendation by such Board of Directors or approval by such committee of the Offer, the Merger or this Agreement, including, without limitation, the Minnesota Anti-Takeover Approval of the Special Committee, (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal, (C) caused the Company to enter into any agreement relating to any Company Takeover Proposal, or (D) resolved to do any of the foregoing;

          (f) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall not be true and correct in all respects) as of the date of the Agreement and as of such time on or after the date of the Agreement, except those representations and warranties that speak of an earlier date, which shall not be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agree-ment;

          (h) all material Consents required from third parties (other than Governmental Authorities) in connection with the Agreement and the transactions contemplated thereby have not been obtained by the Company by or on the Decision Date and Purchaser has not waived all such unobtained material Consents;

          (i) the Company shall not have delivered to Purchaser a copy of a Group 1 Severance Agreement with respect to at least 80% of the Group 1 Employ-ees, executed by the Company and each such Group 1 Employee; the Company shall not have delivered to Purchaser a copy of a Group 2 Severance Agreement with respect to at least 80% of the Group 2 Employees, executed by the Company and each such Group 2 Employee; the Company shall not have delivered to Purchaser a copy of a Group 3 Severance Agreement with respect to at least 80% of the Group 3 Employees, executed by the Company and each such Group 3 Employee; the Company shall not have delivered to Purchaser a copy of a Group 4 Severance Agreement with respect to at least 90% of the Group 4 Employees, executed by the Company and each such Group 4 Employee; or, notwithstanding the immediately preceding clauses to this paragraph (i), the Company shall not have delivered to Purchaser a Designated Severance Agreement with respect to each Group 1 Em-ployee, Group 2 Employee, Group 3 Employee and Group 4 Employee who entered into a Change of Control Agreement with the Company prior to the date of the Agreement;

          (j) the Agreement shall have been terminated in accordance with its terms;

          (k) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

          (l) the Company shall not have filed with the SEC by October 31, 2000 the Third Quarter Form 10-Q, provided that the condition specified in this paragraph (l) shall only be deemed to be a condition of the Offer on and after October 31, 2000; or

          (m) any one or more of the representations and warranties contained in any one or both of Sections 2.20(a), 2.20(c) or 2.23 of the Agreement shall have been breached in any respect or are inaccurate in any respect;

which, in the good faith judgment of the Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                                                              September 26, 2000

Special Committee of the Board of Directors
Rainforest Cafe, Inc.
750 South Fifth Street
Hopkins, MN 55343

Members of the Special Committee:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Landry's Seafood Restaurants, Inc. and its affiliates) of common stock of Rainforest Cafe, Inc. (the "Company") of the consideration to be received by holders of common stock in the Transaction described below, pursuant to an Agreement and Plan of Merger to be dated as of September 26, 2000 (the "Agreement"), among the Company, Landry's Seafood Restaurants, Inc. ("Landry's") and LSR Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of Landry's. The Agreement provides for the commencement by Landry's of a tender offer (the "Tender Offer") to purchase shares of Company common stock outstanding at a price of $3.25 per share, net to seller in cash (the "Offer Price") and the subsequent merger (the "Merger") of Acquisition into the Company in which the remaining shares of Company common stock will be converted and exchanged for cash equal to the Offer Price. The Tender Offer and the Merger are collectively referred to as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

   U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray Inc. is entitled to an additional fee in the event of consummation of the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated September 18, 2000 of the Agreement, (ii) certain publicly available financial, operating and business information related to the Company, (iii) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (iv) certain publicly available market and securities data of the Company, and (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates and financial data of selected public companies deemed comparable to Company. We had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for both the Company on a stand-alone basis and the combined company resulting from the Transaction.

   We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above by the Company has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not a party to or contemplating any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction, a voluntary reorganization under applicable bankruptcy laws and related store restructuring, or in the ordinary course of business.

   We have also assumed that the Transaction will be taxable for federal income tax purposes to the holders of Company common stock. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction.

   In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or its respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

   This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company common stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion, except as expressly provided in our engagement letter with you.

   This opinion is directed to the Special Committee of Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company regarding whether to tender shares of common stock in the Tender Offer or how to vote in the Merger. We have not been authorized by the Special Committee of the Board of Directors of the Company to solicit other purchasers for the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the
Schedule 14D-9 relating to the Tender Offer and the proxy statement relating to the Merger, in accordance with the terms of our engagement by the Company.

   Our opinion addresses solely the fairness of the Offer Price to be paid in the Transaction and does not address any other term or agreement relating to the Transaction, or the ability of Landry's to finance or otherwise successfully consummate the Transaction.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Offer Price proposed to be paid in the Transaction pursuant to the Agreement for the common stock of the Company is fair, from a financial point of view, to the holders of common stock of the Company (other than Landry's or its affiliates) as of the date hereof.

                                            Sincerely,

                                            U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX C

                     SECTIONS 302A.471 AND 302A.473 OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

   Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

   302A.471 Rights of dissenting shareholders.

   Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

       (1) alters or abolishes a preferential right of the shares;

       (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

       (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

       (4) Excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.66l, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subd. 2. Beneficial owners.

   (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

   (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subd. 3. Rights not to apply.

   (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder (1) of the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

   (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

   302A.473 Procedures for asserting dissenters' rights.

   Subdivision 1. Definitions.

   (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.47l, subdivision 1.

   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

   Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subd. 5. Payment; return of shares.

   (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting share holder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses.

   (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                        APPENDIX

                 [LOGO OF RAINFOREST CAFE, INC. APPEARS HERE]

                             Rainforest Cafe, Inc.

                                SPECIAL MEETING

                                [to come], 2000

                            11:00 a.m. (local time)

                      Willie G's Seafood and Steak House
                            1605 Post Oak Boulevard
                             Houston, Texas 77056


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Rainforest Cafe, Inc.
Special Meeting of Shareholders
11:00 a.m. (local time)
[to come], 2000
Willie G's Seafood and Steak House
1605 Post Oak Boulevard
Houston, Texas 77056

Proxy

                   This Proxy is Solicited on Behalf of the
                  Board of Directors of Rainforest Cafe, Inc.

        The undersigned, a shareholder of Rainforest Cafe, Inc., hereby appoints Tilman J. Fertitta, Paul S. West and Steven L. Scheinthal, and each of them individually, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares of which the undersigned is then entitled to vote, at the Special Meeting of Shareholders of Rainforest Cafe, Inc. to be held at Willie G's Seafood and Steak House, 1605 Post Oak Boulevard, Houston, Texas 77056, at 11:00 a.m. (local time) on [to come], 2000, and at any and all adjournments or postponements thereof, with all the powers which the undersigned would possess if personally present at the special meeting, upon Proposal 1 set forth on the reverse side of this card.

        If no choice is specified, the proxy will be voted "FOR" Proposal 1.



                     See reverse for voting instructions.

                      Rainforest Cafe, Inc.
COMPANY #

CONTROL #


Submitting a proxy will not affect your right to vote in person should you decide to attend the special meeting.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have enclosed or return it to:
     Rainforest Cafe, Inc.
     c/o Wells Fargo Shareowner Services
     161 N. Concord Exchange
     South St. Paul, Minnesota  55075-0538.


                       PLEASE DETACH HERE

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

1. To adopt and approve the Agreement and Plan of Merger, dated as of September 26, 2000, by and among Landry's Seafood Restaurants, Inc., LSR Acquisition Corp., and Rainforest Cafe, Inc., a copy of which is attached as Annex A to the accompanying Proxy Statement, and the merger contemplated thereby.

           [_] For          [_] Against          [_] Abstain

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Special Meeting and the Proxy Statement relating to the Special Meeting of Shareholders. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted for Proposal 1.

Address Change? Mark Box  [_]
Indicate changes below:                   Date _________________________________

                                          --------------------------------------


                                          ______________________________________


                                          Signature(s) in Box
                                          Please sign exactly as name appears
                                          hereon. When shares of Rainforest
                                          common stock are held by joint
                                          tenants, both should sign. When
                                          signing as an attorney, executor,
                                          administrator, trustee or guardian,
                                          please sign name by President or other
                                          authorized officer. If a partnership,
                                          please sign partnership name by
                                          authorized person.



                                       2